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                            STOCK PURCHASE AGREEMENT

                                     between

                           SPECIAL METALS CORPORATION

                                       and

                                  INCO LIMITED,

                            INCO UNITED STATES, INC.,

                             INCO EUROPE LIMITED and

                                    INCO S.A.



                            Dated as of July 8, 1998

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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
                                    ARTICLE I
                              DEFINITIONS AND TERMS

Section 1.1   Specific Definitions............................................2
Section 1.2   Other Terms....................................................14
Section 1.3   Other Definitional Provisions..................................14

                                   ARTICLE II
                             PURCHASE OF THE SHARES

Section 2.1   Purchase and Sale of the Shares; Noncompetition
              Payment........................................................15
Section 2.2   Closing; Delivery and Payment..................................16
Section 2.3   Certain Transactions to be Consummated
              Prior to or Concurrently with Closing..........................17
Section 2.4   Purchase Price Adjustments.....................................18

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.1   Organization, Qualification and Authority of the
              Sellers........................................................23
Section 3.2   Binding Effect.................................................24
Section 3.3   Organization, Qualification and Authority
              of the Companies...............................................24
Section 3.4   Ownership of Shares............................................24
Section 3.5   Investments; Joint Ventures, Etc...............................25
Section 3.6   Consents and Approvals.........................................27
Section 3.7   Non-Contravention..............................................27
Section 3.8   Financial Statements...........................................28
Section 3.9   Litigation and Claims..........................................29
Section 3.10  Taxes..........................................................30
Section 3.11  Employee Benefits..............................................31
Section 3.12  Compliance with Laws...........................................35
Section 3.13  Environmental Matters..........................................35
Section 3.14  Intellectual Property..........................................37
Section 3.15  Collective Bargaining Agreements...............................38
Section 3.16  Contracts......................................................38

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Section 3.17  Real Property..................................................41
Section 3.18  Absence of Change..............................................45
Section 3.19  Finders' Fees..................................................45
Section 3.20  Insurance......................................................45
Section 3.21  Affiliate Transactions.........................................46
Section 3.22  All Assets Necessary for the Conduct of the
              Business.......................................................47
Section 3.23  Company Products...............................................47
Section 3.24  Tangible Property..............................................47
Section 3.25  Conflicts of Interest..........................................48
Section 3.26  No Other Representations or Warranties.........................48

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1   Organization and Qualification.................................48
Section 4.2   Binding Effect.................................................48
Section 4.3   Corporate Authorization........................................49
Section 4.4   Consents and Approvals.........................................49
Section 4.5   Non-Contravention..............................................49
Section 4.6   Finders' Fees..................................................50
Section 4.7   Financing......................................................50
Section 4.8   Securities Act.................................................50
Section 4.9   No Impediments.................................................50
Section 4.10  No Other Representations or Warranties.........................50

                                    ARTICLE V
                                    COVENANTS

Section 5.1   Access; Financing..............................................51
Section 5.2   Conduct of Business............................................53
Section 5.3   Reasonable Efforts; Good Faith.................................58
Section 5.4   Tax Matters....................................................59
Section 5.5   Continuation of Employment.....................................68
Section 5.6   Continuation of Defined Benefit
              (Retirement) Plans.............................................68
Section 5.7   Continuation of Defined Contribution
              (Savings) Plans                                                69
Section 5.8   Welfare Benefits...............................................70
Section 5.9   Post-Retirement Welfare Benefits...............................70
Section 5.10  Credit For Past Service........................................71
Section 5.11  Other Business Information.....................................71
Section 5.12  Compliance with WARN...........................................72

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Section 5.13  Ancillary Agreements...........................................72
Section 5.14  Further Assurances.............................................75
Section 5.15  No Solicitation................................................76

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

Section 6.1   Conditions to the Obligations of
              Purchaser and the Sellers......................................76
Section 6.2   Conditions to the Obligations of Purchaser.....................77
Section 6.3   Conditions to the Obligations of the Sellers...................79

                                   ARTICLE VII
                            SURVIVAL; INDEMNIFICATION

Section 7.1   Survival.......................................................81
Section 7.2   Indemnification by Purchaser...................................81
Section 7.3   Indemnification by the Sellers.................................82
Section 7.4   Indemnification Procedures.....................................83
Section 7.5   Characterization of Indemnification Payments...................86
Section 7.6   Computation of Losses Subject to
              Indemnification................................................86
Section 7.7   Allocation of Purchaser Indemnity Payments.....................86
Section 7.8   Indemnification as Sole Remedy.................................86

                                  ARTICLE VIII
                                   TERMINATION

Section 8.1   Termination....................................................86
Section 8.2   Effect of Termination..........................................88

                                   ARTICLE IX
                                  MISCELLANEOUS

Section 9.1   Notices........................................................88
Section 9.2   Amendment; Waiver..............................................89
Section 9.3   Assignment.....................................................90
Section 9.4   Entire Agreement...............................................90
Section 9.5   Fulfillment of Obligations.....................................90

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Section 9.6   Parties in Interest............................................90
Section 9.7   Public Disclosure..............................................90
Section 9.8   Return of Information..........................................91
Section 9.9   Expenses.......................................................91
Section 9.10  Schedules......................................................91
SECTION 9.11  GOVERNING LAW; SUBMISSION TO JURISDICTION;
              SELECTION OF FORUM.............................................91
Section 9.12  Counterparts...................................................92
Section 9.13  Headings.......................................................92
Section 9.14  Severability...................................................92

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ANNEXES AND EXHIBITS


ANNEXES

Annex 6.2(c)  -    Opinion of Sellers' Counsel
Annex 6.3(c)  -    Opinion of Purchaser's Counsel


EXHIBITS

Exhibit A     -    Noncompetition Agreement
Exhibit B     -    Tradename and Trademark License Agreement
Exhibit C     -    Transitional Services Agreement
Exhibit D     -    Quitclaim Assignment

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         This STOCK PURCHASE AGREEMENT, dated as of July 8, 1998, is made between Inco Limited, a corporation continued under the laws of Canada ("Inco"), Inco United States, Inc., a Delaware corporation ("Inco U.S."), Inco Europe Limited, a limited company incorporated under the laws of England and Wales ("Inco Europe"), and Inco S.A., a French SOCIETE ANONYME ("Inco S.A." and, collectively with Inco, Inco U.S. and Inco Europe, the "Sellers") and Special Metals Corporation, a Delaware corporation ("Purchaser").

                              W I T N E S S E T H :

         WHEREAS, Inco U.S. is the record and beneficial owner of all of the issued and outstanding shares (the "IAII Shares") of common stock, par value $100 per share, of Inco Alloys International, Inc., a Delaware corporation ("IAII");

         WHEREAS, Inco S.A. is the record and beneficial owner of 9,495 shares (the "Rescal Shares") of common stock of Rescal S.A., a French SOCIETE ANONYME ("Rescal");

         WHEREAS, Inco Europe is (i) the legal and beneficial owner of the entire share capital (the "IAL Shares") of Inco Alloys Limited, a limited company incorporated under the laws of England and Wales ("IAL") (other than with respect to one IAL Share owned by IAIL); (ii) the legal and beneficial owner of the entire share capital (the "IAIL Shares") of Inco Alloys International Limited, a limited company incorporated under the laws of England and Wales ("IAIL")(other than with respect to one IAIL Share owned by IAL); and
(iii) the legal and beneficial owner of one share (the "Incotherm Share") of common stock of Incotherm Limited, a limited company incorporated under the laws of England and Wales ("Incotherm") (the other outstanding shares of which are legally and beneficially owned by IAL);

         WHEREAS, Inco is the record and beneficial owner of (i) all of the issued and outstanding shares (the "IACL Shares") of common stock of Inco Alloys Canada Limited, a Canadian corporation ("IACL"); and (ii) 400,000 shares (the "DIAL Shares" and, collectively with the IAII Shares, the Rescal Shares, the IAL Shares, the IAIL Shares, the IACL Shares and such additional shares of such entities as may be issued to any Seller pursuant to the QuitClaim Assignment (as hereinafter defined), in accordance with Section 5.13(d)(iv) or otherwise, the "Shares") of Daido Inco Alloys Ltd., a corporation incorporated under the

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laws of Japan ("DIAL" and, collectively with IAII, Rescal, IAL, IAIL and IACL, the "Companies");

         WHEREAS, Inco is the direct or indirect owner of at least a majority of the issued and outstanding shares of capital stock of each of the Sellers other than itself; and

         WHEREAS, the parties hereto desire that the Sellers sell and transfer to Purchaser (or to certain subsidiaries of Purchaser that are, except for directors' qualifying shares, wholly-owned by Purchaser) and Purchaser (or such subsidiaries of Purchaser) purchase from the Sellers all of the Shares on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and on the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                              DEFINITIONS AND TERMS

         Section 1.1 Specific Definitions. As used in this Agreement, the following terms have the meanings set forth or referenced below:

"A/R Termination" has the meaning set forth in Section 2.3(a).

"Actions" has the meaning set forth in Section 3.9(a).

"Adjustment Reports" has the meaning set forth in Section 2.4(b).

"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at the time at which the determination of affiliation is being made. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

"Affiliate Transaction" means any transaction between Inco or any Affiliate of Inco (other than any of the Companies, the

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         Subsidiaries or the Investments) on the one hand, and any of the Companies, the Subsidiaries or the Investments on the other hand.

"Agreement" means this Agreement, including the schedules and exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

"Ancillary Agreements" means the Noncompetition Agreement, the Tradename and
         Trademark License Agreement, the Transitional Services Agreement and the QuitClaim Assignment, attached hereto as Exhibits A, B, C and D, respectively.

"Applicable Rate" has the meaning set forth in Section 2.4(e).

"Approved Capital Expenditures" has the meaning set forth in Section 5.2(6).

"Approved Commodity Hedging Transactions" has the meaning set forth in Schedule
         3.16(a)(i)b of the Disclosure Schedule.

"Approved Currency Hedging Transactions" has the meaning set forth in Schedule
         3.16(a)(i)a of the Disclosure Schedule.

"Approved Hedging Policies" has the meaning set forth in
         Section 3.16(d).

"Audited Financial Statements" has the meaning set forth in
         Section 3.8.

"Benefit Plans" has the meaning set forth in Section 3.11(a).

"Books and Records" means all books, ledgers, files, reports, plans and operating records of, or maintained by, the Companies or the Subsidiaries other than DIAL, in whatever format maintained by such Companies or Subsidiaries.

"Business" means the development, manufacture and marketing of high-performance nickel-containing alloys, wrought nickel products (including anodes) that are currently manufactured by the Companies or the Subsidiaries, electroformed nickel foil and electroformed nickel strip except electroformed nickel foil for solar-power or any other power panel applications, mechanically alloyed powders except powders that would represent materials for use in the automotive or other vehicle, industrial or dry-cell battery or other power source applications, or powders which would be used in any

                                       -3-

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         flake form and the operation of subsidiary wire drawing and processing facilities, welding product manufacturers and distributors.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

"CAFCO" means Corporate Asset Funding Company, Inc., a Delaware corporation.

"Calculation Date" has the meaning set forth in Section 2.4(b).

"CERCLA" means the Comprehensive Environmental Response,
         Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.

"Chosen Courts" has the meaning set forth in Section 9.11.

"Citicorp" means Citicorp North America, Inc., a Delaware corporation.

"Claim Notice" has the meaning set forth in Section 7.4.

"Closing" means the closing of the transactions contemplated by this Agreement.

"Closing Date" has the meaning set forth in Section 2.2(a).

"Closing Adjusted Net Worth" has the meaning set forth in Section 2.4(b).

"Closing Adjusted Net Worth Schedule" has the meaning set forth in Section
         2.4(b).

"Cobalt Supply Agreements" means (i) the cobalt supply agreement, dated February
         11, 1997, between IAII and Inco Inc. and (ii) the Cobalt Supply Agreement, effective as of July 1, 1998 between IAL and Inco Europe, in each case in the form previously provided to Purchaser.

"Code" means the Internal Revenue Code of 1986, as amended.

"Companies" has the meaning set forth in the recitals.

"Company Products" has the meaning set forth in Section 3.23.

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"Competition Laws" mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

"Confidentiality Agreement" means the agreement dated March 31, 1997 between Inco and Purchaser.

"Contract" means any agreement, contract, lease, purchase order, arrangement, commitment or license.

"CPA Firm" has the meaning set forth in Section 2.4(d).

"Deductible Amount" has the meaning set forth in Section 7.3(b).

"Determination" has the meaning set forth in Section 2.4(d).

"Determination Date" has the meaning set forth in Section 2.4(e).

"DIAL" has the meaning set forth in the recitals.

"DIAL Agreements" has the meaning set forth in Schedule 3.6 of the Disclosure
         Schedule.

"DIAL Shares" has the meaning set forth in the recitals.

"Differences" has the meaning set forth in Section 2.4(d).

"Disclosure Schedule" has the meaning set forth in Article III.

"Employee" means any current or former employee of any of the Companies or the Subsidiaries or any of their respective predecessors or subsidiaries.

"Encumbrances" mean all liens, charges, encumbrances, security interests, options, other restrictions or third party rights, encroachments, leases, licenses, transfer restrictions, servitudes, pledges, mortgages, survey defects, deeds of trust or other limitations on ownership, conveyance or use.

"Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction relating to pollution or the protection of the environment, health and safety or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of Hazardous Substances.

"ERISA" means the Employee Retirement Income Security Act of
         1974, as amended.

"ERISA Affiliate" has the meaning set forth in Section 3.11(c).

"Final Closing Balance Sheet" has the meaning set forth in Section 2.4(b).

"Financial Statements" has the meaning set forth in Section 3.8.

"GAAP" means United States generally accepted accounting principles.

"Governmental Authority" means any supranational, national, Federal, state, local or other political subdivision thereof or entity, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Governmental Authorizations" mean all licenses, permits, certificates and other authorizations and approvals required (i) with respect to the Sellers or Purchaser, to perform their respective obligations hereunder and
         (ii) with respect to the Companies, to carry on the Business as currently conducted by the Companies under applicable Laws.

"Hazardous Substances" mean any hazardous substances within the meaning of 101(14) of CERCLA, 42 U.S.C. ss. 9601(14), or any toxic waste, contaminant, hazardous waste, toxic substance, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, pollutant or any constituent of such substance or waste that is regulated, defined or listed under any other applicable Environmental Law.

"Hourly Plan" means the Inco Alloys International, Inc. Retirement Plan for
         Hourly Paid Employees.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"IACL" has the meaning set forth in the recitals.

"IACL Shares" has the meaning set forth in the recitals.

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

"IAII" has the meaning set forth in the recitals.

"IAII Receivables" has the meaning set forth in Section 2.3.

"IAII Shares" has the meaning set forth in the recitals.

"IAIL" has the meaning set forth in the recitals.

"IAIL Shares" has the meaning set forth in the recitals.

"IAL" has the meaning set forth in the recitals.

"IAL Shares" has meaning set forth in the recitals.

"Inco" has the meaning set forth in the recitals.

"Inco Alloys Companies" has the meaning set forth in Section 5.13(d).

"Inco Alloys Settlement" has the meaning set forth in Section 5.13(d).

"Inco Europe" has the meaning set forth in the recitals.

"Inco Inc." means International Nickel Inc., a Delaware corporation and a wholly-owned subsidiary of Inco U.S.

"Inco Other Business Information" has the meaning set forth in Section 5.11.

"Inco S.A." has the meaning set forth in the recitals.

"Incotherm" has the meaning set forth in the recitals.

"Incotherm Share" has the meaning set forth in the recitals.

"Inco U.S." has the meaning set forth in the recitals.

"Indemnified Parties" has the meaning set forth in Section 7.3(a).

"Indemnifying Party" has the meaning set forth in Section 7.4.

"Intellectual Property" means all U.S. and foreign patents, patent applications, registered and common law trademarks, tradenames, service names, service marks, logos, registered and unregistered copyrights, computer software programs, trade secrets, proprietary technology, research records, processes, procedures, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures and improvements thereto and know-how of the Companies and the Subsidiaries; it being understood that Intellectual Property shall only include computer software programs which were developed or customized for or on behalf of the Companies or the Subsidiaries.

"Interim Financial Statements" has the meaning set forth in Section 3.8.

"Investments" has the meaning set forth in Section 3.5(a).

"Knowledge of the Sellers" means the actual knowledge, after due inquiry, of each individual set forth on Schedule 1.1 of the Disclosure Schedule with respect to the representations and warranties set forth beside the name of such individual on Schedule 1.1 of the Disclosure Schedule; provided, however, that with respect to the representations and warranties set forth in Section 3.23 and Section 3.25, the parties hereto acknowledge that the inquiry conducted has been limited to a review of such representations and warranties by the individuals indicated on such Disclosure Schedule.

"Laws" mean any Federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree.

"Leased Property" has the meaning set forth in Section 3.17(a).

"Losses" has the meaning set forth in Section 7.2.

"Major Facility" means the Real Property located at Epone, France; Huntington,
         West Virginia; Newton and Pittsborough, North Carolina; Burnaugh, Kentucky; Rockford, Illinois and Elkhart, Indiana.

"Major Marks" has the meaning set forth in Section 3.14(b).

"Material Adverse Change" means a change, development or effect that, together with all such other changes, developments or effects, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

"Material Adverse Effect" means a circumstance, fact, change, development or effect (i) that is materially adverse to the financial condition, business, assets or results of operations of the Companies and their Subsidiaries taken as a whole or
         (ii) that adversely affects the ability of the Sellers to consummate the transactions contemplated by this Agreement in any material respect or materially impairs the ability of the Sellers to effect the Closing, but in each case (i) and (ii) shall exclude any circumstance, fact, change, development, effect, affect or impairment resulting primarily from (x) events adversely affecting any of the principal markets served by the Business generally or shortages or price increases with respect to scrap or virgin raw materials (nickel, iron, copper, chromium, cobalt, niobium, molybdenum, titanium and aluminum) used by the Business or (y) any generally applicable change in Laws (orders, judgments or decrees against any of the Companies or the Subsidiaries shall not be considered generally applicable changes in Laws) or GAAP or interpretations thereof.

"Maximum Amount" has the meaning set forth in Section 7.3(b).

"Maximum Non-Affiliate Debt" has the meaning set forth in Section 5.2(15).

"Net Worth" has the meaning set forth in Section 2.4(a).

"New Nickel Supply Agreements" mean (i) the nickel supply agreement, dated the date hereof, between IAII and Inco Inc. (together with its Affiliates) and (ii) the nickel supply agreement, dated the date hereof, between Inco Europe (together with its Affiliates) and IAL, in each case in the form provided to Purchaser as of the date hereof.

"Non-Affiliate Debt" has the meaning set forth in Section 5.2(15).

"Noncompetition Agreement" means the Noncompetition Agreement to be dated as of the Closing Date between Inco and Special Metals Corporation, the form of which is attached hereto as Exhibit A.

"Noncompetition Payment" has the meaning set forth in Section 2.1.

"Notice Period" has the meaning set forth in Section 7.4.

"Old Nickel Supply Agreements" means the Nickel Supply Agreement between IAII and Inco Inc., dated January 29, 1997 and the understanding pursuant to which nickel is currently supplied to IAL by Inco Europe on the terms set forth in the draft agreement provided by Inco to the Purchaser, in each case in the form previously provided to Purchaser.

"Order" has the meaning set forth in Section 5.3(b).

"Owned Real Property" has the meaning set forth in Section 3.17(a).

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" has the meaning set forth in Section 3.11(b).

"Permitted Encumbrances" has the meaning set forth in Section 3.17(a).

"Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization of whatever nature.

"Planned Inventory Counts" has the meaning set forth in Section 2.4(c).

"Pre-Closing Periods" has the meaning set forth in Section 5.4(a)(i).

"Preliminary Closing Balance Sheet" has the meaning set forth in Section 2.4(b).

"Purchase Price" has the meaning set forth in Section 2.1.

"Purchaser" has the meaning set forth in the recitals.

"Purchaser Indemnified Parties" has the meaning set forth in Section 7.3(a).

"Purchaser Notice" has the meaning set forth in Section 2.1.

"Purchaser Required Approvals" means those consents, approvals, waivers, authorizations, notices and filings designated as Purchaser Required Approvals on Schedule 3.6 of the Disclosure Schedule and any other consent, approval, waiver, authorization, notice or filing which, if not obtained or made in connection with the consummation of the transactions contemplated hereby, would materially adversely affect the ability of the Companies to conduct the Business substantially as heretofore conducted or materially adversely affect Purchaser, as the case may be, or materially impair or delay the ability of the Sellers or Purchaser, as the case may be, to effect the Closing or subject Purchaser, the Companies or the Subsidiaries to criminal sanction or penalty; it being understood that the following shall not be deemed Purchaser Required Approvals: (i) approvals under the merger control provisions of the UK Fair Trading Act of 1973, as amended by the Companies Act 1989 and the Deregulation and Contracting Out Act 1994 or under the merger control rules of the French Republic; and (ii) any consents, approvals, waivers, authorizations, notices or filings required to be made or obtained by Purchaser or any of its Affiliates under any Contract to which Purchaser or any of its Affiliates is a party or under any Law applicable to Purchaser or any of its Affiliates. Purchaser acknowledges that no inquiry, demand for settlement or threat of litigation by the PBGC is a Purchaser Required Approval and that Purchaser will not treat any such inquiry, demand or threat as a ground for seeking to postpone the Closing or to fail to close the transaction.

"QuitClaim Assignment" means the QuitClaim Assignment to be dated as of the day immediately preceding the Closing Date between Inco and IACL relating to the assignment of certain trademarks, the form of which is attached hereto as Exhibit D.

"Real Property" has the meaning set forth in Section 3.17(b).

"Receivables Program" means the trade receivables program established and carried on pursuant to the Trade Receivables Purchase and Sale Agreement dated as of September 22, 1992, as amended and restated by the Pool Expansion Amendment dated as of December 22, 1992, as further amended as of December 30, 1993, and as of December 20, 1996, respectively, and as may be further amended after the date hereof in accordance herewith, among Inco Inc., as seller thereunder; CAFCO, as Initial Purchaser, as defined therein; and Citicorp, as Agent thereunder.

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, dispersal, discharge, disposal, leaching or migration into or through the environment or into, through or out of any property, including the movement of

         Hazardous Substances through or in the air, soil, surface water, ground water or property.

"Rescal" has the meaning set forth in the recitals.

"Rescal Shares" has the meaning set forth in the recitals.


"Reserve" means amounts payable or receivable, accrued liabilities or other amounts owing in respect of Taxes payable as reflected in the Financial Statements for purposes of Section 3.10 and in the Final Closing Balance Sheet for all other purposes, excluding deferred income tax liabilities.

"Retirement Plans" has the meaning set forth in Section 5.6.

"Savings Plans" has the meaning set forth in Section 5.7.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller Companies" has the meaning set forth in Section 5.13(d)(ii).

"Seller Indemnified Parties" has the meaning set forth in Section 7.2.

"Seller Required Approvals" means any consent, approval, waiver, authorization, notice or filing required to be obtained by Purchaser in connection with the consummation of the transactions contemplated hereby which, if not obtained or made, would subject any of the Sellers to criminal sanction or penalty.

"Sellers" has the meaning set forth in the recitals.

"Sellers' Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes any Seller or any predecessor of or successor to any Seller (or another such predecessor or successor).

"Selling Affiliate Purchase Letter" means the letter, dated as of December 22, 1992, as amended by consent as of December 30, 1993 and December 20, 1996, and as it may be further amended after the date hereof in accordance herewith, among Inco Inc., Citicorp, and IAII pursuant to which the IAII

         Receivables were purchased by Inco Inc. and sold to CAFCO under the Receivables Program.

"Seller Settlement Amount" has the meaning set forth in Section 5.13(d).

"Special Dividend" means the dividend referred to in the Interim Financial
         Statements of $21,739,000 declared and paid to Inco U.S. no later than April 30, 1998.

"Subsidiaries" mean the Investments as to which the Companies own, directly or indirectly, or otherwise control, 50% or more of the outstanding voting shares or other similar interests.

"Supply Agreements" means the New Nickel Supply Agreements, the Old Nickel
         Supply Agreements and the Cobalt Supply Agreements.

"Tax Package" has the meaning set forth in Section 5.4(c).

"Tax Returns" mean all reports and returns required to be filed with respect to Taxes.

"Taxes" mean all United States Federal, state or local and all foreign taxes, including, but not limited to, income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes (but excluding stamp duty and stamp duty reserve taxes; provided, however, that, solely for purposes of determining the Sellers' obligations to indemnify the Purchaser Indemnified Parties under
         Section 7.3 and 7.4 hereof as a result of a breach of the representation set forth in Section 3.10(k), such term shall include stamp duty and stamp duty reserve taxes) together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"TIMET Investment Agreement" means the Investment Agreement, dated as of the date hereof, among Titanium Metals Corporation, TIMET Finance Management Company and Purchaser relating to the sale and issuance of $125 million of 65/8% Series A Convertible Preferred Stock of Purchaser.

"Tradename and Trademark License Agreement" means the Trademark and Trade/Name
         License Agreement to be dated as of the

         Closing Date between Inco and Purchaser, the form of which is attached hereto as Exhibit B.

"Transitional Services Agreement" means the Transitional Services Agreement to be dated as of the Closing Date between Inco and Purchaser, the form of which is attached hereto as Exhibit C.

"UK Properties" means the UK Freehold Properties and the UK Leasehold Property.

"UK Freehold Properties" means the following freehold properties: the factory site at Holmer Road, Hereford - Title No. HE796, 48 Kempton Avenue, Hereford - Title No. HW45529, 63-65 Old School Lane, Hereford - Title HW141902, in each case as referred to in Schedule 3.17(a)(1)(B) of the Disclosure Schedule.

"UK Leasehold Property" means the following leasehold property: the premises at 7/8 Regal Road Stratford upon Avon referred to in Schedule 3.17(a)(2)
         (B) of the Disclosure Schedule.

"U.S. Plans" has the meaning set forth in Section 3.11(b).

"WARN" means the Worker Adjustment and Retraining Notification Act.

"Wiretech Plan" means the A-1 Wiretech, Inc. Employees Savings and Retirement
         Plan.

         Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, have such meaning throughout this Agreement.

         Section 1.3 Other Definitional Provisions.

         (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

         (c) The terms "dollars" and "$" mean United States dollars.

         (d) This Agreement shall be deemed to have been drafted by each party hereto and this Agreement shall not be construed against any party as the principal draftsperson hereof.

         (e) Whenever any of the representations or warranties set forth in
Article III hereof is qualified by reference to a dollar threshold or any of the covenants set forth in Article V herein restricts actions with reference to a dollar threshold, transactions in foreign currencies shall be deemed to be converted into dollars at the then prevailing exchange rate.

         (f) References herein to criminal sanctions or penalties shall not in any way limit, expand or affect the meaning of materiality for purposes of this Agreement.

                                   ARTICLE II
                             PURCHASE OF THE SHARES

         Section 2.1 Purchase and Sale of the Shares; Noncompetition Payment. On the terms and subject to the conditions set forth herein, at the Closing (a) the Sellers agree to sell and transfer to Purchaser (or to such subsidiary or subsidiaries of Purchaser that are, except for directors' qualifying shares, wholly-owned by Purchaser and designated by notice (the "Purchaser Notice") from Purchaser to Inco not less than five Business Days prior to the Closing (in which case, unless the context otherwise requires, the term "Purchaser" shall include such subsidiary or subsidiaries) in accordance with Section 9.3 hereof), and Purchaser agrees to purchase from the Sellers, the Shares, for an aggregate purchase price of $373 million as allocated among the Shares as set forth on
Schedule 2.1 of the Disclosure Schedule (the "Purchase Price"), subject to adjustment in accordance with Sections 2.4 and 5.4(a)(iv) and (b) Purchaser agrees to pay Inco $35 million (the "Noncompetition Payment") as consideration for Inco entering into the Noncompetition Agreement. The Shares to be purchased by each Purchaser shall also be designated in the Purchaser Notice; provided that all of the Shares shall be purchased by one or more Purchasers.

         Section 2.2 Closing; Delivery and Payment.

         (a) The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 10:00 A.M. New York City time, on the third Business Day following satisfaction or, if permissible, waiver, of the conditions set forth in Article 6 of this Agreement (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver at or prior to the Closing of all such conditions) or at such other time and place as the parties hereto may mutually agree. The time and date on which the Closing occurs is called the "Closing Date".

         (b) On the Closing Date, on the terms and subject to the conditions of this Agreement, the Sellers shall deliver to Purchaser (i) with respect to all Shares other than the DIAL, IAL, IAIL and Rescal Shares, certificates representing such Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps to be paid and affixed by Purchaser, (ii) with respect to the Incotherm Share and the IAL and IAIL Shares, certificates representing the Incotherm Share and the IAL and IAIL Shares with duly executed stock transfer forms in favor of Purchaser or a nominee of Purchaser, (iii) with respect to the DIAL and Rescal Shares, documents necessary to effect the transfer thereof, in the case of the DIAL Shares (unless such documents are not necessary because the DIAL Shares have been transferred to IAII prior to the Closing as set forth on Schedule 5.2 of the Disclosure Schedule), in accordance with Japanese law, and in the case of the Rescal Shares, an ORDRE DE MOUVEMENT in respect of the Rescal Shares, duly endorsed in the name of Purchaser, the COMPTES D'ACTIONNAIRES, REGISTRE DE MOUVEMENTS DE TITRES and board and shareholders minute books of Rescal, together with a certified copy of the current STATUTS of Rescal, with all necessary stock transfer stamps to be paid and affixed by Purchaser, and (iv) the instruments and opinions required to be delivered pursuant to Section 6.2, and Purchaser shall pay to Inco the Noncompetition Payment by wire transfer of immediately available funds to an account designated by Inco not less than two Business Days prior to the Closing and, at Inco's option, either pay to (x) Inco, on behalf of the Sellers, the Purchase Price for the Shares by wire transfer of immediately available funds to accounts designated by Inco not less than two Business Days prior to the Closing, or (y) the appropriate Seller its allocable share of the Purchase Price (as allocated among the Shares pursuant to Section 2.1 of this Agreement) by wire transfer of immediately available funds to an account designated by such Seller not less than two Business Days prior to the Closing, in either case ((x) or (y)) net of any and all applicable withholding taxes calculated on the assumption that the actual purchaser of any Shares is a U.S. corporation, and Purchaser shall deliver to the Sellers the instruments and opinions required to be delivered pursuant to Section 6.3.

         (c) On the Closing Date, on the terms and subject to the conditions of this Agreement, the Sellers shall cause (i) six shares of Rescal held by Rescal's directors, (ii) two shares of Inco Alloys Services (Pacific) Pte. Ltd. held by F.C. Britton and J.P. McGrath and (iii) all of the shares of Inco Alloys Services S.A. held by G. Cerami, G.B. Nairn, D.W. Ohl and C. Minot, to be transferred to such directors of such companies as may be selected by Purchaser for no additional consideration.

         (d) No later than immediately after the Closing, but as a condition to the Closing, the Sellers shall assign all of Sellers' rights under the DIAL Agreements to IAII and IAII shall assume all obligations of the Sellers under the DIAL Agreements.

         (e) If the DIAL Shares have not been transferred to IAII prior to the Closing, promptly after the Closing Purchaser will assign the DIAL Shares to IAII at no cost to Purchaser.

         Section 2.3 Certain Transactions to be Consummated Prior to or Concurrently with Closing. Purchaser and Inco U.S. agree that they shall cooperate as hereinafter set forth to discontinue from the Receivables Program, as of the Closing Date, all trade receivables originated by IAII under the Receivables Program and still subject thereto (the "IAII Receivables").

         (a) Procedures to Terminate IAII Receivables from the Receivables Program. Effective upon the Closing, the Sellers shall cause Inco Inc. and IAII to terminate the Selling Affiliate Purchase Letter and all obligations and liabilities of IAII thereunder and under the Receivables Program. Effective upon the Closing, the Sellers shall also cause Inco Inc. to repurchase from CAFCO all of the IAII Receivables and assign to Purchaser all such IAII Receivables, free and clear of any Encumbrances. The Sellers shall, at the Closing, provide Purchaser with evidence of such termination, repurchase and assignment (the "A/R Termination") in a form reasonably acceptable to Purchaser. In connection with the A/R Termination, the Sellers and Purchaser shall take such actions as are reasonably necessary or appropriate to effectuate the A/R Termination; it being understood that such action shall be without cost to Purchaser other than costs not in excess of a de minimus amount.

         (b) Payments to Inco Inc. Commencing on the last day of the month following the month in which the Closing Date occurs, and on the last day of each of the next two succeeding months, Purchaser agrees to pay (without regard to whether or not such receivables are actually paid by the account party) Inco Inc. an amount equal to one third of the face amount of the IAII Receivables assigned under subsection (a) above to Purchaser by wire transfer of immediately available funds to an account designated by Inco Inc.; provided that in no event shall such payments exceed $35 million.

         (c) UCC-3s. At the Closing, Inco shall cause executed UCC-3 termination statements to be delivered to Purchaser in order that the IAII Receivables may be assigned to the Purchaser free of any Encumbrances.

         (d) Purchaser Acknowledgment. Purchaser acknowledges that IAII and/or its Affiliates have entered into the Receivables Program and, in connection therewith, have sold the IAII Receivables.

         Section 2.4 Purchase Price Adjustments.

         (a) Determination of Net Worth. As used herein, the "Net Worth" of the Companies and the Subsidiaries as of any particular date means an amount equal to the total assets less the total liabilities of the Companies and the Subsidiaries on a combined basis and shall be determined as set forth below.

         (b) Preparation of Closing Statement. Within 30 days after the Closing Date, the Sellers shall prepare (based on data and financial statements supplied by Purchaser and the Companies) the combined balance sheets of the Companies and the Subsidiaries as of the close of business on the last day of the last calendar month ending prior to or on the Closing Date (such date and time, the "Calculation Date"). Such balance sheets shall be prepared on a basis consistent with the preparation of the Audited Financial Statements at December 31, 1997 and for the year then ended and using the same accounting policies, practices and procedures used to prepare the Audited Financial Statements without any modification unless such policies, practices or procedures are not in accordance with GAAP (in which case the policies, practices or procedures to be used shall be in accordance with GAAP) (such combined balance sheets as of the

Calculation Date, the "Preliminary Closing Balance Sheet"). Within 60 days after the Closing Date, the Preliminary Closing Balance Sheet shall be audited by PricewaterhouseCoopers LLP ("PwC")(the "Final Closing Balance Sheet") and such firm shall deliver an audit opinion stating that the Final Closing Balance Sheet presents fairly, in all material respects, the financial position of the Companies and the Subsidiaries on a combined basis at the Calculation Date in accordance with GAAP consistently applied. In addition, within 60 days after the Closing Date, PwC shall perform certain procedures on the Closing Adjusted Net Worth Schedule (as defined below) and such firm shall deliver a procedures report stating that the Closing Adjusted Net Worth Schedule has been derived from the Final Closing Balance Sheet as adjusted as set forth below. The Final Closing Balance Sheet shall include a schedule (the "Closing Adjusted Net Worth Schedule"), prepared by the Sellers and the procedures report of PwC referred to above, calculating the Net Worth of the Companies and the Subsidiaries as of the Calculation Date as adjusted based upon the applicable terms of this clause (b) (as so adjusted, the "Closing Adjusted Net Worth"). In order to determine the Closing Adjusted Net Worth, the Net Worth as of the Calculation Date shall be adjusted by (i) eliminating any portion of the cumulative currency translation adjustments included in shareholder's equity that relate to foreign currency exchange rate changes subsequent to May 31, 1998, (ii) eliminating any changes to shareholder's equity due to changes since March 31, 1998 in the discount rate assumption required by GAAP and used in determining the post-retirement liabilities of any of the Companies or the Subsidiaries, (iii) eliminating any impact of the cumulative effect to net income of any change subsequent to December 31, 1997 in accounting principles in accordance with GAAP as permitted under Section 5.2(8), (iv) taking into account any book to physical adjustments to inventories (excluding supplies) with respect to inventories (excluding supplies) as of the Calculation Date (to the extent such adjustments have not already been reflected in the Final Closing Balance Sheet) as a result of the Planned Inventory Counts (as defined below) provided that such Planned Inventory Counts are completed within 60 days of the Closing Date,(v) to the extent not otherwise reflected in the Final Closing Balance Sheet, reducing Net Worth by
(A) the gross value of any dividend or other distribution made to the shareholders of DIAL that is declared or paid prior to the Closing less any amounts which are recontributed by the shareholders of DIAL to DIAL following such dividend or distribution and prior to the Closing multiplied by (B) Inco's equity percentage interest in DIAL and (vi) adjusted to give effect to material changes to Net Worth arising other than in the ordinary course of the Business (but specifically including plant shutdowns) between the Calculation Date and the Closing Date as if such change had occurred prior to the Calculation Date. The Preliminary Closing Balance Sheet, the Final Closing Balance Sheet, the Closing Adjusted Net Worth Schedule and the PwC audit opinion and procedures report referred to above (collectively, the "Adjustment Reports") shall be provided to Purchaser promptly upon the respective availability thereof. Purchaser will (and will cause the Companies and the Subsidiaries to) provide Inco and PwC full access to the Books and Records and the active Employees and will fully cooperate, and will use its best efforts to cause the active Employees to fully cooperate, in preparing and reviewing the Adjustment Reports.

         (c) Purchaser's Review. Upon receipt of the Adjustment Reports, Purchaser and its independent accountants shall have the right during the succeeding 45-day period to examine the Adjustment Reports and all books and records used to prepare the Adjustment Reports. The Sellers shall use their best efforts to cause PwC to provide access to the work papers used to prepare, audit and perform procedures on the Adjustment Reports and supporting their report and opinion referred to above, and Inco shall provide Purchaser with access to its books and records and employees relevant to or otherwise involved in the preparation of the Adjustment Reports. Purchaser and the Sellers acknowledge that book to physical counts of inventory (excluding supplies), in each case consistent with past practices and using the same procedures previously used by the respective Company or Subsidiary so long as such practices and procedures were in accordance with GAAP may only be taken at the following locations: (i) IAII's facilities in Huntington, West Virginia (to take place on or about August 8, 1998 and be completed by August 15, 1998),(ii) IAL's facilities in Hereford, U.K. (to take place by the end of August 1998 and be completed by September 15, 1998), (iii) A-1 Wire Tech, Inc., (iv) IAL's welding products operations, (v) Rescal's facilities, (vi) Inco Alloys Services SpA's facilities, and (vii) Inco Alloys Services (Pacific) Pte. Ltd.'s facilities (such inventory counts, the "Planned Inventory Counts"). Sellers may, at their option, conduct one or more of the Planned Inventory Counts prior to the Closing Date, subject to the third succeeding sentence. The parties hereby acknowledge that taking into account the planning and complexity of the Planned Inventory Counts, the personnel of the Companies or the Subsidiaries who have previously been responsible for overseeing prior inventory counts taken at the relevant locations will, in consultation with Purchaser, be responsible for and will oversee the Planned Inventory Counts, subject to the second succeeding sentence. No book to physical adjustments with respect to inventories shall be made to the Adjustment Reports other than as provided for above with respect to the Planned Inventory Counts. The Sellers and Purchaser and their respective accountants and representatives shall be afforded prior notice of and a reasonable opportunity to observe the Planned Inventory Counts; the parties acknowledge that the Planned Inventory Counts shall only be taken in a manner consistent with the past practices and utilizing the same procedures previously utilized by the Companies so long as such practices and procedures are in accordance with GAAP and that no adjustment to the Adjustment Reports relating to slow-moving or obsolete inventory or due to valuation or similar adjustments shall be permitted unless such adjustments are not in accordance with (x) past policies, practices or procedures applied on a basis consistent with the Audited Financial Statements or (y) GAAP.

         If Purchaser does not agree that the Closing Adjusted Net Worth has been prepared on the basis set forth in Section 2.4(b) or is of the view that it is otherwise inaccurate, Purchaser shall so notify Inco in writing on or before the last day of the 45-calendar-day period after delivery to Purchaser of the Adjustment Reports, setting forth a reasonably specific description of Purchaser's objections and the adjustments which Purchaser believes should be made; it being understood that Purchaser may not object to the use of accounting policies, practices and procedures used in preparing the Audited Financial Statements to the extent such policies, practices and procedures are in accordance with GAAP consistently applied. If Purchaser does not deliver such notice within such 45-calendar-day period, the Final Closing Balance Sheet, the Closing Adjusted Net Worth Schedule and the Closing Adjusted Net Worth shall be deemed to have been accepted by Purchaser.

         (d) Dispute Resolution. In the event Purchaser objects to the Final Closing Balance Sheet and/or the Closing Adjusted Net Worth Schedule, Inco and Purchaser shall attempt to resolve such objections within 15 calendar days of Inco's receipt of Purchaser's objections. If Inco and Purchaser are unable to resolve all such objections (any objections remaining after such attempt at resolution being referred to as "Differences") within such 15-calendar-day period, KPMG Peat Marwick LLP ("KPMG") or, if such firm is unavailable, another mutually acceptable firm of independent accountants of national reputation (or, if Inco and Purchaser cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm, which firm, in any case, shall have no auditing or other relationship with Purchaser, Inco or any of their respective Affiliates) within five calendar days of the end of such 15- calendar-day period (KPMG or such other firm, the "CPA Firm"). The CPA Firm, acting as experts and not as arbitrators, shall review the Differences and determine, based on the requirements set forth in Section 2.4(b) and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Final Closing Balance Sheet and Closing Adjusted Net Worth Schedule require adjustment (such determination, the "Determination"). The Determination shall be delivered to Inco and Purchaser in writing. The parties shall instruct the CPA Firm to deliver the Determination no later than 45 days after the remaining Differences are referred to the CPA Firm. The fees and disbursements of the CPA Firm shall be allocated between Purchaser and the Sellers in such a way that Purchaser shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction the numerator of which shall be the difference between (x) the total dollar value of the Differences and (y) the total dollar value of the Differences as determined by the CPA Firm after its review and the denominator of which shall be the total dollar value of the Differences and the Sellers shall be responsible for the remainder of such fees and expenses. Inco and Purchaser shall (and shall cause the Companies and the Subsidiaries to) provide to the CPA Firm full cooperation. The CPA Firm's Determination shall be conclusive and binding upon the parties.

         (e) Adjustment. Upon the date (the "Determination Date") that is the earliest to occur of (i) acceptance of the Final Closing Balance Sheet pursuant to the last sentence of Section 2.4(c) hereof, (ii) resolution of disputes by the parties hereto or (iii) receipt by Inco and Purchaser of the Determination, as an adjustment to the Purchase Price, either (x) Purchaser shall pay to the Sellers an amount equal to the excess, if any, of the Closing Adjusted Net Worth (as increased or decreased, as the case may be, by the Determination) over $301,003,000 (the Net Worth of the Companies as of May 31, 1998 adjusted to eliminate any impact of the cumulative currency translation adjustments included in shareholder's equity that relate to foreign currency exchange rate changes subsequent to December 31, 1997 and up to and including May 31, 1998) or (y) Inco shall pay to Purchaser an amount equal to the excess, if any, of $301,003,000 over the Closing Adjusted Net Worth (as increased or decreased, as the case may be, by the Determination); provided that with respect to each separate line item as disclosed on the face of the Final Closing Balance Sheet no such adjustment to the Purchase Price shall be made pursuant to this clause
(e) for any Difference relating to any such line item if the adjustment resulting from such Difference would otherwise be less than $200,000. In either case, such amount shall be payable on or prior to the fifth Business Day following the Determination Date, with interest, based upon a year of 365 days for the actual number of days elapsed, accrued from the Closing Date until, but not including, the date of payment thereof at a rate equal to the rate publicly announced by The Chase Manhattan Bank as its prime rate (the "Applicable Rate") on the Closing Date. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated by Inco or Purchaser, as the case may be.

         (f) Allocation of Purchase Price Adjustment. Any adjustment to the Purchase Price in accordance with this Section 2.4 or any other provision herein shall be allocated to the Company or Companies with respect to which the adjustment arose, or if such allocation cannot be made, then the allocation shall be made on a pro rata basis between the amounts shown for the IAII Shares and the IAL/IAIL Shares in Schedule 2.1.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Except as otherwise set forth or cross-referenced in the section of the disclosure schedule delivered by the Sellers to Purchaser on the date of execution of this Agreement (the "Disclosure Schedule") corresponding to such representation or warranty, the Sellers jointly and severally make the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date; provided, however, that any representations and warranties made as of a specific date shall only be made as of such date:

         Section 3.1 Organization, Qualification and Authority of the Sellers. Each Seller is a corporation or other entity duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and under the Ancillary Agreements and the Supply Agreements to which it is a party. This Agreement and the Supply Agreements have been, and each Ancillary Agreement will at Closing be, duly authorized, executed and delivered by each Seller and no additional corporate proceedings on the part of such Seller are necessary to authorize the consummation of this Agreement and the transactions contemplated hereby and thereby.

         Section 3.2 Binding Effect. This Agreement and, except as set forth on
Schedule 3.7 of the Disclosure Schedule, each of the Supply Agreements constitutes a valid and legally binding obligation of each Seller enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         Section 3.3 Organization, Qualification and Authority of the Companies. Each of the Companies (a) is a corporation or other entity duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction set forth on Schedule 3.3(c) of the Disclosure Schedule, which are the only jurisdictions where the ownership or operation of its properties and assets or the conduct of the Business requires such qualification, except as set forth on Schedule 3.3(c) of the Disclosure Schedule or where the failure to be so qualified or in good standing, as the case may be, would not reasonably be likely to have a Material Adverse Effect. Schedule 3.3(c) of the Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of capital stock of each of the Companies as of the date hereof.

         Section 3.4 Ownership of Shares.

         (a) Except as set forth on Schedule 3.4 (a) of the Disclosure Schedule, the Sellers own the Shares, which Shares constitute all of the outstanding equity and voting interests in the Companies, of record and beneficially, free and clear of Encumbrances and, upon delivery of and payment for such Shares at the Closing as herein provided, will convey to Purchaser good and valid title to the Shares, or, in the case of the Companies incorporated under the laws of England and Wales, legal and beneficial ownership of the Shares in such Companies, free and clear of any Encumbrance except for any Encumbrance created by or on behalf of Purchaser.

         (b) Except as set forth on Schedule 3.4(b) of the Disclosure Schedule, all of the Shares are validly issued, fully paid and nonassessable.

         (c) Except for this Agreement and as set forth on Schedule 3.4(c) of the Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights or similar derivative instruments or Contracts or commitments relating to the authorized and issued, unissued or treasury shares of capital stock or other equity or voting interest of any of the Companies, and none of the Companies has issued any debt securities or other securities which are convertible into or exchangeable for, or that give any Person a right to subscribe for or acquire, capital stock or other equity or voting interests of any of the Companies, and no such securities or obligations evidencing any such rights are outstanding.

         Section 3.5 Investments; Joint Ventures, Etc.

         (a) Schedule 3.5(a) of the Disclosure Schedule sets forth a true and complete list of each corporation and other entity (together, the "Investments") owned directly or indirectly in whole or in part by any of the Companies or the Subsidiaries together with its jurisdiction of organization. Each Subsidiary shown on such Schedule (i) is a corporation or other entity duly organized, validly existing, and, where applicable, in good standing under the laws of its jurisdiction of organization, which is also shown on Schedule 3.5(a), (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction set forth on Schedule 3.5(a) of the Disclosure Schedule, which are the only jurisdictions in which the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so duly qualified would not reasonably be likely to have a Material Adverse Effect. Schedule 3.5(a) of the Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of capital stock of each of the Investments as of the date hereof.

         (b) (i) Except as set forth on Schedule 3.5(a) of the Disclosure Schedule, the Companies own, directly or indirectly, all of the outstanding capital stock or other equity interest of each Subsidiary, and, except as set forth on Schedule 3.5(b)(i) of the Disclosure Schedule, such ownership is free and clear of all Encumbrances. Except as contemplated by the QuitClaim Assignment or as set forth on Schedule 3.5(b)(i) of the Disclosure Schedule, there is no preemptive or any other out standing right, option, warrant, conversion right, Contract, stock appreciation right or similar derivative instrument or commitment to issue or sell any shares of capital stock or other equity interest of any such Subsidiary or any securities or obligations convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interest of any such Subsidiary, and no securities or obligations evidencing such rights are outstanding.

         (ii) Except as set forth on Schedule 3.5(b)(ii) of the Disclosure Schedule, the Companies own, directly or indirectly, the interest in each Investment which is not a Subsidiary set forth in Schedule 3.5(a), free and clear of all Encumbrances.

         (iii) Schedule 3.5(b)(iii) of the Disclosure Schedule sets forth all agreements currently in effect relating to the acquisition or disposition by any Company, Subsidiary or Seller of equity interests in any Investment and all shareholder or investor agreements currently in effect or other similar agreements currently in effect to which any Company or Subsidiary is a party.

         (iv) Except as set forth on Schedule 3.5(b)(iv) of the Disclosure Schedule or as disclosed in the Financial Statements, there are no outstanding obligations of any of the Companies or any of the Subsidiaries to repurchase, redeem or otherwise acquire any securities of any of the Companies or any of the Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Investment other than a wholly-owned Subsidiary.

         (v) The Sellers have heretofore made available to Purchaser true and complete copies of (a) the Certificate of Incorporation and By-laws, or other organizational documents of each Company and Subsidiary in effect on the date hereof and (b) each of the documents listed on Schedule 3.5(b)(iii) of the Disclosure Schedule. The minute books, or comparable records, of each Company (other than DIAL) and each Subsidiary heretofore have been made available to Purchaser for its inspection and contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors or comparable body (and any committees thereof) and shareholders (or other equity owners) of each Company and each Subsidiary. The stock ledgers, or comparable records, of each Company (other than DIAL) and each of the Subsidiaries heretofore have been made available to Purchaser for inspection at the respective headquarters of such Company or Subsidiary.

         (vi) The value of the Incotherm Share is not material.

         Section 3.6 Consents and Approvals. Except as (a) set forth on Schedule
3.6 of the Disclosure Schedule, (b) as may be required in connection with the Sellers' performance of the covenants in Section 5.4 or in connection with the QuitClaim Assignment, or (c) as required by the HSR Act, other Competition Laws, foreign investment laws, applicable securities laws or stock exchange requirements, no consent, approval, permit, waiver or authorization is required to be obtained by any Seller, Company or Subsidiary from, and no notice or filing is required to be given by any Seller, Company or Subsidiary to or made by any Seller, Company or Subsidiary with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Sellers of this Agreement, other than (x) with respect to a Person other than a Governmental Authority where the failure to obtain such consent, approval, permit, waiver or authorization, or to give or make such notice or filing, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect and (y) with respect to a Governmental Authority, where the failure to obtain such consent, approval, permit, waiver or authorization would not reasonably be likely to be material to the Companies and the Subsidiaries taken as a whole or the Business or subject the Companies, the Subsidiaries or Purchaser to criminal penalty or sanction.

         Section 3.7 Non-Contravention. Except as set forth on Schedule 3.7 of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement, and the consummation by the Sellers of the transactions contemplated hereby, does not and will not (i) violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of any Seller, Company or Subsidiary, (ii) subject to obtaining the consents referred to in Section 3.6, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any Seller, Company or Subsidiary under, or to a loss of any benefit to which any Seller, Company or Subsidiary is entitled under, or adversely affect (including by increase in price or cost), any Contract, agreement, lease, indenture or other instrument to which any Seller, Company or Subsidiary is a party or by which any of its respective properties or assets are bound or affected or result in the creation of any Encumbrance upon any of the Shares or properties or assets of the Companies or any Subsidiaries, or (iii) assuming compliance with the matters set forth in Sections 3.6 and 4.4, violate or result in a breach of or constitute a default under any Law of any Governmental Authority to which any Seller, Company or Subsidiary is subject or by which any of the respective properties or assets are bound or affected, including any Governmental Authorization, other than, in the case of clause (ii), any conflict, breach, termination, default, can cellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect or, with respect to clause (iii), any such violation, breach or default that would not reasonably be likely to be material to the Companies or the Business or subject the Companies, the Subsidiaries or Purchaser to criminal penalty or sanction.

         Section 3.8 Financial Statements. Schedule 3.8 of the Disclosure Schedule contains a copy of the audited combined balance sheets of the Companies and the Subsidiaries as of December 31, 1997 and December 31, 1996 and the related audited combined income statements and combined statements of cash flows of the Companies and the Subsidiaries for each of the fiscal years ended December 31, 1995, 1996 and 1997, accompanied by the reports thereon of Price Waterhouse LLP (all such financial statements, including the notes thereto, referred to herein as the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise disclosed in the notes to such financial statements, and present fairly in all material respects the combined financial position of the Companies and the Subsidiaries as of such dates and the combined results of their operations and their combined cash flows for the fiscal years then ended. The unaudited interim combined balance sheets of the Companies and the Subsidiaries as of March 31, 1998 and March 31, 1997 and the related unaudited combined income statements and combined statements of cash flows of the Companies and the Subsidiaries for the three-month periods ended on such dates are also contained in Schedule 3.8 of the Disclosure Schedule (all such financial statements, including the notes thereto, referred to herein as the "Interim Financial Statements" and, collectively with the Audited Financial Statements, the "Financial Statements"). The Interim Financial Statements have been prepared in accordance with GAAP on a basis consistent with the Audited Financial Statements (subject to the absence of year-end adjustments and having only certain notes thereto) and present fairly in all material respects the combined financial position of the Companies and the Subsidiaries as of such dates and the combined results of their operations and their combined cash flows for the three-month periods then ended (subject to normal year-end audit adjustments). There is no liability or obligation of a kind required to be disclosed under GAAP, whether accrued, absolute, fixed or contingent, of the Companies and the Subsidiaries taken as a whole that is not disclosed, reflected or reserved against in the Audited Financial Statements, except such liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997 or as set forth on Schedule 3.8 of the Disclosure Schedule. Except as set forth on Schedule 3.8 of the Disclosure Schedule, no Company or Subsidiary has any obligation to make any "earn out" or similar payments.

         Section 3.9 Litigation and Claims.

         (a) Set forth on Schedule 3.9(a) of the Disclosure Schedule is a list of each civil, criminal or administrative action, suit, demand, claim, hearing, proceeding, arbitration or investigation (collectively "Actions") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the Knowledge of the Sellers, threatened, involving any Company or any Subsidiary or any of their respective properties or assets that (i) as of the date hereof, would reasonably be likely to subject the Companies and the Subsidiaries to liabilities in excess of $100,000 per Action or series of related Actions or (ii) that would reasonably be likely to have a Material Adverse Effect. Except as would not reasonably be likely to have a Material Adverse Effect, all notices required to have been given to any insurance company insuring any Action set forth on Schedule 3.9(a) of the Disclosure Schedule have been timely and duly given and, except as set forth on
Schedule 3.9(a) of the Disclosure Schedule, to the Knowledge of the Sellers no such insurance company has asserted, orally or in writing, that such Action is not covered by the applicable policy relating to such Action.

         (b) Set forth on Schedule 3.9(b) of the Disclosure Schedule is a list of each order, writ, judgment, award, injunction or decree of any court or Governmental Authority or any arbitrator or arbitrators of competent jurisdiction currently applicable to any of the Companies, the Subsidiaries, or any of their respective properties or assets that (i) as of the date hereof, concerns or involves an amount reasonably likely to be in excess of $100,000, or (ii) individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

         Section 3.10 Taxes. Except as set forth on Schedule 3.10 of the Disclosure Schedule: (a) all Tax Returns that are required to be filed on or before the date of this Agreement (taking into account applicable extensions) by the Companies and the Subsidiaries or by any consolidated, combined, unitary, aggregate or other similar group for Tax purposes of which any of the Companies or the Subsidiaries is or has been a member, have been duly filed, except for Tax Returns as to which the failure to file, when taken together with all other such failures, would not reasonably be likely to have a Material Adverse Effect;
(b) all Taxes shown to be due on the Tax Returns referred to in clause (a) and all Taxes for periods ending on or before the date of this Agreement for which Tax Returns have not yet been filed have been timely paid or recorded as Reserves or current liabilities on the March 31, 1998 combined balance sheets included in the Interim Financial Statements, with respect to periods ending on or prior to March 31, 1998, and in the Books and Records for periods commencing after March 31, 1998, except for such Taxes (i) which are being contested by the Sellers, the Companies or any Subsidiaries in good faith or (ii) as to which the failure to pay or record, when taken together with all other such failures, would not reasonably be likely to have a Material Adverse Effect; (c) as of the date hereof no adjustments relating to the Tax Returns referred to in clause (a) have been proposed by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, except for such adjustments that, when taken together with all other such adjustments that have been proposed, would not reasonably be likely to have a Material Adverse Effect; (d) there are no pending or, to the Knowledge of Sellers, threatened, actions or proceedings for the assessment or collection of Taxes against any entity described in clause (a), except for such actions or proceedings that, when taken together with all other such actions and proceedings that are pending or have been threatened, would not reasonably be likely to have a Material Adverse Effect; (e) as of the date hereof there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of any entity described in clause (a), except for such waivers or agreements that, when taken together with all other such waivers and agreements that are outstanding, would not reasonably be likely to have a Material Adverse Effect; and (f) as of the date hereof to the Knowledge of Sellers no taxing authorities are presently conducting any audits or other examinations of any Tax Returns referred to in clause (a), except for such audits or examinations that, when taken together with all other such audits and examinations that are presently being conducted, would not reasonably be likely to have a Material Adverse Effect; (g) all Taxes required to have been withheld, collected or deposited by the Companies or the Subsidiaries as of the date of this Agreement have been timely withheld, collected or deposited or are being contested in good faith and, to the extent required under applicable law, have been paid to the relevant governmental or taxing authorities, except for such failures individually or in the aggregate, as would not reasonably be likely to have a Material Adverse Effect; (h) as of the date hereof there are no liens for, or in respect of, Taxes on any of the assets of the Companies or the Subsidiaries, other than liens for current Taxes which are not yet due or payable except for liens, individually or in the aggregate, which would not reasonably be likely to have a Material Adverse Effect; (i) except as recorded as Reserves, current liabilities or intercompany accounts, none of the Companies or the Subsidiaries owes any amount pursuant to any written or unwritten Tax sharing, group or indemnity agreement or arrangement, or will have any liability after the date hereof for any amounts due under or in respect of any written or unwritten Tax sharing, group or indemnity agreement or arrangement executed or agreed to on or prior to the date of this Agreement or will otherwise have liability for Taxes of any other Person and (j) no entity described in clause (a) has agreed to or is required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (k) with respect to any of the Companies or Subsidiaries which are organized in or otherwise subject to tax in the United Kingdom, all documents which such Companies or Subsidiaries require to prove title to any material asset owned by such Companies or Subsidiaries at the Closing Date have been duly stamped. No such Company or Subsidiary has incurred any liability to or been accountable for any stamp duty reserve tax which has not been paid or cancelled; and (l) as of the date hereof, no entity described in clause (a) has made any material Tax elections for the fiscal year ending December 31, 1997 or the fiscal year beginning January 1, 1998.

         Section 3.11 Employee Benefits.

         (a) Schedule 3.11(a)(i) of the Disclosure Schedule contains a true and complete list of all benefit plans, contracts or arrangements maintained by the Companies or any of the Subsidiaries as of the date hereof, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, pension, savings, stock purchase, stock option, severance, employment, change in control, fringe benefit, bonus, incentive and deferred compensation plans, agreements, programs and policies (collectively, the "Benefit Plans"). Schedule 3.11(a)(ii) of the Disclosure Schedule separately identifies the Benefit Plans which provide post-retirement welfare benefits to Employees. Schedule 3.11(a)(iii) of the Disclosure Schedule lists all employee benefit plans which cover Employees other than the Benefit Plans. As of the Closing Date, none of the Companies, or any of the Subsidiaries shall have, or reasonably expect to have, any liability under any employee benefit plan which covers Employees other than the Benefit Plans. As of the date hereof, true and complete copies of all Benefit Plans and, if applicable (i) the most recent determination letter for each Benefit Plan; (ii)any summary plan description for each Benefit Plan; (iii) the most recent (A) Form 5500 and attached schedules for each Benefit Plan, (B) audited financial statements for each material Benefit Plan, to the extent required and (C) actuarial valuation reports for each material Benefit Plan, to the extent required; (iv) any trust instruments (including those relating to rabbi trusts) and insurance contracts forming a part of any material Benefit Plan; and (v) the employee benefit plans listed on Schedule 3.11(a)(iii) of the Disclosure Schedule have been provided or made available to Purchaser.

         (b) All Benefit Plans covering Employees employed within the United States (the "U.S. Plans") are in substantial compliance with applicable provisions of ERISA, the Code and other applicable Laws except as set forth on
Schedule 3.11(b)(i) to the Disclosure Schedule. No Benefit Plan is, or will be as a result of the transactions contemplated hereby, a "multiple- employer plan" within the meaning of the Code and ERISA. At no time since the enactment of the Multiemployer Pension Plan Amendments Act of 1980 have the Companies contributed to or maintained any "multiemployer plan" within the meaning of Section 3(37) of ERISA. The transfers of assets and liabilities (the "Spinoffs") to the Inco Alloys International, Inc. Retirement Plan Applicable to Non-Union Employees Paid in U.S. Dollars, the Inco Alloys International, Inc. Security Reserve Plan and the Inco Alloys Limited Pension Plan (the "Spinoff Plans") were made in accordance with Sections 414(l) and 401(a)(12) of the Code, if applicable, applicable PBGC regulations and other applicable Laws, and all required filings in connection therewith have been timely filed. As of the date of the respective Spinoffs, each Spinoff Plan maintained in the United States was identical in all material respects to a retirement plan of the Sellers which has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of such plan under Section 401(a) of the Code (including any required amendments under the Tax Reform Act of 1986). Sellers shall cause a determination letter request to be filed with the Internal Revenue Service with respect to each U.S. Plan adopted in 1997 which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code prior to the expiration of the applicable remedial amendment period in respect of such Pension Plan. With respect to the period prior to the Closing Date, no events or facts exist to the Knowledge of the Sellers that are reasonably likely to result in a Pension Plan not being qualified prior to the Closing Date. Each of the Hourly Plan and the Wiretech Plan has received a favorable determination letter from the Internal Revenue Service regarding its qualification under Section 401(a) of the Code, and nothing has occurred, to the Knowledge of Sellers, whether by action or failure to act, that would cause the loss of such qualification. There is no material pending or, to the Knowledge of Sellers, threatened, litigation relating to the Benefit Plans. No written or oral communication has been received from the PBGC by the Sellers, the Companies or the Subsidiaries in respect of any Pension Plan subject to Title IV of ERISA, except as summarized on Schedule 3.11(b)(ii) of the Disclosure Schedule. None of the Companies nor any of the Subsidiaries have engaged in a transaction with respect to any Plan that is reasonably expected to subject the Companies or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

         (c) No liability under Title IV of ERISA, other than premiums payable to the PBGC which are not yet due, has been or is expected to be incurred by the Companies or any of the Subsidiaries with respect to any Pension Plan, currently or formerly maintained by them or with respect to any single- employer plan covered by Title IV of ERISA currently or formerly maintained by any entity which is or was, under Section 4001 of ERISA or Section 414 of the Code, considered one employer with the Companies (an "ERISA Affiliate"). Neither the Companies nor any Subsidiary has incurred any liability with respect to a multiemployer plan under Title IV of ERISA (regardless of whether based on contributions of a current or former ERISA Affiliate).

         (d) No Pension Plan maintained by the Companies or an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or

Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. None of the Companies nor any of the Subsidiaries has provided, or is required to provide, security to any such Pension Plan pursuant to Section 401(a)(29) of the Code. The "Projected Benefit Obligation" under each Pension Plan subject to Title IV of ERISA, as of the last day of the most recent plan year (as determined on the basis of the assumptions used in the Companies' annual disclosure under FAS 87) did not exceed the then market value of the assets of such Pension Plan as reported by the trustee thereof, and there has been no material adverse change in the financial condition of such Pension Plan since the last day of the most recent plan year, except for changes resulting from changes in the stock and/or bond markets since the last day of the most recent plan year. No event has occurred within the 12-month period ending on the Closing Date, which would require a notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived to be filed for any Pension Plan.

         (e) All Benefit Plans covering non-U.S. Employees comply in all material respects with applicable local law. Each Benefit Plan covering non-U.S. Employees, including expatriate Employees, has been funded, if required by local law, in accordance with reasonable actuarial assumptions and methods in the relevant jurisdiction, to provide all benefits accrued thereunder by reference to service completed prior to the date hereof. Each Benefit Plan covering non-U.S. Employees has received all applicable approvals or certification of appropriate governmental or regulatory authorities (other than with respect to the Inco Alloys Limited Pension Plan, for which Inland Revenue approval is pending), and no events or circumstances have occurred, to the Knowledge of Sellers, which are likely to prejudice such approval or certification. The Pension Scheme Office of Inland Revenue has consented in writing to the transfer of assets to the Inco Alloys Limited Pension Plan from the Inco Europe Limited Pension Plan.

         (f) Except as set forth on Schedule 3.11(f) to the Disclosure Schedule, the consummation of the transactions set forth in this Agreement will not (i) entitle any Employee to severance pay or (ii) accelerate or provide any other payments, rights or benefits under, or increase the amount payable under, any Benefit Plan or other benefit plans or arrangements in any event for which the Companies, the Subsidiaries or the Purchaser shall have liability on or after the Closing Date. No Employee is entitled to a bonus or any other payment which is payable by the Companies, the Subsidiaries or the Purchaser solely as a result of the consummation of the transactions contemplated hereby. On and after the Closing Date, none of the Companies, the Subsidiaries or the Purchaser shall have any liability with respect to, and Sellers shall be solely responsible for, (i) any awards made under the Inco Limited 1997 Key Employees Incentive Plan or any predecessor plan, (ii) any pro-rated bonuses payable to the Employees as of the Closing Date under the Inco Limited annual Management Incentive Plan applicable for 1998 and (iii) any award made under the Inco Limited Employee Share Award Plan. No U.S. Plan, whether individually or in the aggregate, covering any Employee would reasonably be expected to give rise to the payment of an amount that would not be deductible pursuant to the terms of Section 280G of the Code.

         (g) To the Knowledge of the Sellers, as of the date hereof, the plans set forth on Schedule 3.11(a)(i) items 47-49 are not materially underfunded.

         Section 3.12 Compliance with Laws. Except as set forth on Schedule 3.12 of the Disclosure Schedule, the Business is being conducted in material compliance with all applicable Laws, including all Governmental Authorizations, except where the failure to so comply, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; the Companies and the Subsidiaries have all Governmental Authori zations necessary for the conduct of the Business as currently conducted, other than those Governmental Authorizations the absence of which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; and there are no proceedings pending or, to the Knowledge of Sellers, threatened, which are likely to result in the revocation, cancellation or suspension of any such Governmental Authorization except Governmental Authorizations the absence of which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; it being understood that nothing in this representation is intended to address any compliance issue related to environmental, tax or employee benefit matters.

         Section 3.13 Environmental Matters. Except as set forth on Schedule
3.13 of the Disclosure Schedule:

         (a) the operations of the Companies and the Subsidiaries are in material compliance with all applicable Environmental Laws, including, without limitation, the possession of and compliance with all material permits, licenses, Government

Authorizations and approvals required under applicable Environmental Laws with respect to the Business, other than such non-compliance that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect;

         (b) none of the Sellers, the Companies and the Subsidiaries has received any complaint, claim, notice or request for information concerning any material violation or alleged violation of, or any liability under, any applicable Environmental Law with respect to the Business, the Companies or the Subsidiaries during the past five years except for any such violation, alleged violation or liability which individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect, and, to the Knowledge of the Sellers, no such claim, notice or request is threatened;

         (c) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of the Sellers, threatened, relating to compliance by the Companies or the Subsidiaries with, or liability of the Companies, the Subsidiaries or the Business under, any applicable Environmental Law;

         (d) there are no environmental liens, declarations or deed restrictions affecting the properties of the Companies or the Subsidiaries, except for such matters as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect;

         (e) none of the Companies and the Subsidiaries have entered into, or agreed to, any material decree or material order with any Governmental Authority under any Environmental Law; and

         (f) to the Knowledge of the Sellers, no facility currently or formerly owned or operated by the Companies or the Subsidiaries is contaminated with Hazardous Substances requiring remediation under any applicable Environmental Law or that would reasonably be expected to result in liability under any such Environmental Law and neither the Companies nor the Subsidiaries has caused any Hazardous Substance contamination on any third party site, except in each case as would not reasonably be likely to have a Material Adverse Effect.

         Section 3.14 Intellectual Property.

         (a) Schedule 3.14(a) of the Disclosure Schedule sets forth as of the date hereof a list and brief description (including the country of registration) of (i) all U.S. and foreign patents, patent applications, registered trademarks, trademark applications, material registered copyrights and material copyright applications that are owned by the Companies or the Subsidiaries and (ii) all agreements ("IP Licenses") under which the Companies or the Subsidiaries are licensed, have licensed or are otherwise permitted to use or have granted permission to use patents, trademarks and copyrights, except for all such agreements which, individually or in the aggregate, are not material to the Companies and the Subsidiaries taken as a whole.

         (b) To the Knowledge of the Sellers (i) except as set forth on Schedule 3.14(b)(i) of the Disclosure Schedule, with respect to Intellectual Property of the Companies or the Subsidiaries other than trademarks, as of the date hereof no product (or component thereof or process) used, sold or manufactured by the Companies or the Subsidiaries infringes upon or otherwise violates any Intellectual Property rights of any Person or any confidentiality obligation enforceable against the Companies or the Subsidiaries, (ii) with respect to the trademarks listed on Schedule 3.14(b)(ii) (the "Major Marks"), except as set forth on Schedule 3.14(b)(ii), as of the date hereof there are no restrictions that would materially impair the use of the Major Marks in connection with the Business and the Major Marks do not infringe upon or otherwise violate any Intellectual Property rights of any Person, (iii) as of the date hereof no Person is challenging or, to the Knowledge of Sellers, infringing or otherwise violating the Intellectual Property of the Companies or the Subsidiaries (excluding trademarks included on Schedule 3.14(b)(ii)), (iv) the Companies or the Subsidiaries own or are licensed or otherwise have the right to use, all material Intellectual Property currently used in connection with the Business of the Companies and the Subsidiaries, free and clear of any lien, pledge, mortgage or security interest, (v) none of the Companies or the Subsidiaries or any other party is in breach of, or in default under, any material IP License and each material IP License is now and immediately following the consummation of the Closing will be valid and in full force and effect except as set forth in
Section 3.14 of the Disclosure Schedule, (vi) all material patents and registered trademarks and copyrights owned by the Companies or the Subsidiaries are valid and subsisting and the Companies and the Subsidiaries have taken all reasonable action to maintain and protect each item of material Intellectual Property owned by the Companies or the Subsidiaries and currently used in the Business, except in each case (i) through (vi) for challenges, infringements, violations, restrictions, liens, pledges, mortgages, security interests, invalidities or failures to subsist or protect that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

         Section 3.15 Collective Bargaining Agreements.

         (a) Except as set forth on Schedule 3.15 of the Disclosure Schedule, as of the date hereof none of the Companies and none of the Subsidiaries is a party to or bound by any labor agreement or collective bargaining agreement nor is any such agreement presently being negotiated, nor is there pending or, to the Knowledge of Sellers, threatened, any strike, walkout or other work stoppage. Except as set forth on Schedule 3.15 of the Disclosure Schedule, no notice is required to be provided under any collective bargaining agreement or labor agreement as a result of the transactions contemplated hereby.

         (b) Social Charges. Except as disclosed on Schedule 3.15(b) of the Disclosure Schedule or as would not reasonably be likely to have a Material Adverse Effect, (i) each of the Companies and the Subsidiaries is in substantial compliance with its respective obligations in respect of social security legislation and regulations applicable to them and has duly filed all social security returns and paid the corresponding amounts within the required time limits, (ii) the social security declarations of each Company have been filed in a timely manner; and (iii) since January 1, 1997 none of the Companies or the Subsidiaries has been subject to any social security audit or has received notice of any social security claims.

         (c) The LOI ROBIEN. None of the active Employees was hired pursuant to the LOI ROBIEN of the French Republic. As of the date hereof, Inco Alloys Services S.A. has no more than 50 employees.

         Section 3.16 Contracts.

         (a) Schedule 3.16(a) of the Disclosure Schedule sets forth, as of the date hereof, all of the following Contracts to which the Companies or any of the Subsidiaries is a party or by or to which any of them or any of their properties is bound or subject: (i) Contracts between any of the Companies or

Investments, on the one hand, and Inco or any of its Affiliates (other than the Companies or the Investments that are wholly-owned (except for directors' qualifying shares) directly or indirectly by Inco), on the other hand not otherwise disclosed on Schedule 3.5(b) of the Disclosure Schedule; (ii) Contracts for the purchase of materials, supplies, goods, services, equipment or other assets (x) providing for annual payments by any of the Companies or any of the Subsidiaries of, or pursuant to which in the last year any of the Companies or any of the Subsidiaries paid in the aggregate, $5,000,000 or more or (y) requiring by its terms that any of the Companies or any of the Subsidiaries purchase over $300,000 of such materials, supplies, goods, services, equipment or other assets in any 12-month period on terms prohibiting such Company or Subsidiary from purchasing similar materials, supplies, goods, services, equipment or other assets from any other Person; (iii) Contracts for the sale of over $300,000 of goods or services in any 12-month period to any customer and having a term of greater than 12 months; (iv) material distributorship, sales representative, marketing, agency, dealer, or other similar Contracts; (v) Contracts under which any of the Companies or any of the Subsidiaries agrees to share material Tax liabilities of any party; (vi) Contracts containing covenants of any of the Companies or any of the Subsidiaries not to compete in any material respect in any line of business or with any Person in any geographical area or covenants of any other Person not to compete in any material respect with any of the Companies or any of the Subsidiaries in any line of business or in any geographical area; (vii) material Contracts containing any so-called "most favored nation" provisions or any other similar provision requiring any of the Companies or the Subsidiaries to offer a third party terms or concessions at least as favorable as offered to one or more other parties; (viii) Contracts relating to the acquisition by any of the Companies or any of the Subsidiaries of any operating business or the capital stock of any other Person for consideration of $300,000 or more entered into since January 1, 1995; (ix) Contracts relating to the incurrence or guaranty of outstanding indebtedness in excess of $300,000 (other than any such Contracts with any of the Sellers or their Affiliates disclosed on Schedule 3.16(a)(i) of the Disclosure Schedule);
(x) Contracts containing material obligations or liabilities to holders (other than any of the Sellers or their Affiliates) of the capital stock of any of the Companies or any of the Subsidiaries as such (including any obligation to register any securities under any Federal or state securities Laws); (xi) Contracts involving the payment of an amount of $100,000 or more in any 12-month period with any current or former officer, director, shareholder, employee, consultant, agent or other representative of any of the Companies or any of the Subsidiaries or with any entity controlled by any of the foregoing (excluding any oral employee-at-will contracts with respect to annual salaries not in excess of $180,000 per employee); (xii) Contracts (other than this Agreement) granting any Person an option or right of first refusal to purchase any material amount of any assets of the Companies or Subsidiaries other than in the ordinary course of business consistent with past practice; (xiii) Contracts containing an obligation of any of the Companies or Subsidiaries to indemnify a third party for any amount over $100,000 except for indemnification provisions entered into in the ordinary course of business consistent with past practice or set forth in the Contracts listed on Schedule
3.16 of the Disclosure Schedule; and (xiv) any other Contract that is otherwise material to the Companies and the Subsidiaries taken as a whole.

         (b) Except for the Contracts referred to in subsection (ii)(a) or subsection (iii) of Schedule 3.16(a) of the Disclosure Schedule (which Contracts will be made available to Purchaser promptly after the date hereof), there have been delivered or made available to the Purchaser true, complete and correct copies of all of the Contracts set forth on Schedule 3.16(a) of the Disclosure Schedule. Except as set forth on Schedule 3.16(b)(i) of the Disclosure Schedule, each Contract listed on Schedule 3.16(a) of the Disclosure Schedule is a valid and binding agreement of the Companies or the Subsidiaries party thereto, and is in full force and effect. Except as set forth on Schedule 3.16(b)(ii) of the Disclosure Schedule, (i) none of the Companies or the Subsidiaries is in default in any material respect under any of the Contracts listed on Schedule 3.16(a) of the Disclosure Schedule, which default has not been cured or waived, nor with respect to any such Contract which is an Affiliate Transaction or to the Knowledge of the Sellers with respect to any other such Contract, does any condition exist that with notice or lapse of time or both would constitute such a default thereunder; and (ii) none of the Sellers or any of their Affiliates or, to the Knowledge of the Sellers, any other party to any Contract listed on
Schedule 3.16(a) of the Disclosure Schedule is in material default thereunder nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder, except, in the case of clause (i) and (ii) (except with respect to any Contract which is an Affiliate Transaction), for such defaults as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

         (c) The only outstanding indebtedness for borrowed money in excess of $300,000 as of the date hereof of any of the Companies or any of the Subsidiaries from third parties is listed on Schedule 3.16(c) of the Disclosure Schedule or in the Financial Statements. Except as otherwise described on
Schedule 3.16(c) of the Disclosure Schedule, the loans and other extensions of credit under the Contracts listed on Schedule 3.16(c) of the Disclosure Schedule are each prepayable in full, without any prepayment penalty or premium. The only obligations in excess of $300,000 of the Companies or the Subsidiaries to any Person other than their Affiliates as of the date hereof evidenced by bonds, debentures, notes or similar instruments, guarantees of the debt of others, obligations as an account party in respect of letters of credit and letters of guaranty or obligations, contingent or otherwise in respect of bankers' acceptances are listed on Schedule 3.16(c) of the Disclosure Schedule or in the Financial Statements, other than such obligations and guarantees incurred in the ordinary course of business consistent with past practice.

         (d) All currently outstanding or open (1) put, call, option, or futures foreign currency Contracts and (2) commodity (nickel and cobalt) forward priced Contracts or hedging transactions are summarized on Schedule 3.16(a)(i)(a) and
(b) of the Disclosure Schedule, respectively, and have been entered into for bona fide hedging purposes consistent with relevant policies, practices and procedures of the Companies and the Subsidiaries as reflected in Note 14 to the Audited Financial Statements, and all Approved Commodity Hedging Transactions relate to firm purchase orders for Company Products and are not speculative ("Approved Hedging Policies").

         Section 3.17 Real Property. The following subsections (a) through (f) of this Section 3.17 shall not apply to the UK Properties. Except as set forth on Schedule 3.17 of the Disclosure Schedule (a) the Companies or the Subsidiaries, as the case may be, have (i) good and marketable title to the fee with respect to the land described on Schedule 3.17(a)(1)(A) of the Disclosure Schedule and to all of the buildings, structures and improvements located thereon (collectively, the "Owned Real Property") or (ii) a valid and binding leasehold interest in the land, buildings and other improvements (collectively, the "Leased Property")set forth on Schedule 3.17(a)(2)(A) of the Disclosure Schedule, which Schedule 3.17(a)(2)(A) sets forth with respect to all such properties other than the properties in Japan (x) the date of and the parties to each such lease and any other material agreement under which any of the Companies or any of the

Subsidiaries, as the case may be, uses or occupies or has the right to use or occupy, now or in the future, any Leased Property or grants to any person, other than any of the Companies or any of the Subsidiaries, any right to possession of the Real Property (as hereinafter defined) or any portion thereof (collectively, the "Real Property Leases") and (y) each amendment, modification and supplement thereto, in the case of the Owned Real Property, free and clear of all Encumbrances, except (i) as set forth on Schedule 3.17(a) of the Disclosure Schedule, (ii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business consistent with past practice, original purchase price condi tional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) easements, flowage easements, quasi- easements, restrictive covenants, public roads and rights-of-way, rights of third parties to minerals lying in and under the Owned Real Property and other similar restrictions that do not materially interfere with the existing use of the Owned Real Property and other minor restrictions, defects, irregularities and clouds on title as normally exist with respect to real property similar to the Owned Real Property and do not, in the aggregate, materially interfere with the existing use of the Owned Real Property, (iv) liens for taxes, assessments and other governmental charges affecting real property not then delinquent or being contested in good faith and shown as reserves on the Financial Statements, (v) those matters customarily listed as exception to title in the ALTA 1992 form, as amended, of owner's title insurance policies insuring properties similar to the applicable parcel of Owned Real Property, and (vi) zoning, building and other similar restrictions (all items included in (i) through (vi) are referred to collectively herein as the "Permitted Encumbrances").

         (b) Defaults, etc. Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Companies or the Subsidiaries, as the case may be, thereunder have been paid up to date, there are no outstanding defaults beyond any applicable grace period under any Real Property Lease or, to the Knowledge of the Sellers does any condition exist that with notice or lapse of time or both would constitute a material default thereunder, no notice of default or termination under any Real Property Lease is outstanding. None of the Sellers, the Subsidiaries or the Companies have an ownership, financial or other interest in the other party to each Real Property Lease as landlord or tenant, as the case may be. All of the land, buildings, structures and other improvements necessary for or used by any of the Companies or the Subsidiaries in the conduct of the Business, except for services that may be provided pursuant to the Ancillary Agreements or the Supply Agreements, are included in the Owned Real Property and the Leased Real Property. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the "Real Property." Except as set forth on Schedule 3.17(b) of the Disclosure Schedule none of the Sellers, the Subsidiaries or the Companies has leased any of the Real Property to any third parties.

         (c) Operation of Improvements. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems necessary for the use of the Real Property as it is currently used are installed and operating in a manner sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated except as would not materially impair the current use of such Real Property. Each Major Facility has access to a public street sufficient to enable it to continue to be used and operated in the manner currently being used and operated except as would not materially impair the current use of such Real Property.

         (d) Loan Documents. Except as disclosed on Schedule 3.17(d) of the Disclosure Schedule, no note, bond, mortgage, deed of trust, collateral security document or guarantee encumbers or otherwise affects all or any portion of the Owned Real Property.

         (e) Condemnation. None of the Sellers, the Subsidiaries or the Companies have received notice of, and, to the Knowledge of the Sellers there is not any pending, threatened or contemplated condemnation proceeding or compulsory purchase proceeding, as applicable, or sale in lieu of condemnation that would have a Material Adverse Effect.

         (f) Structure. To the Knowledge of the Sellers, except as set forth on
Schedule 3.17(f) of the Disclosure Schedule, the Owned Real Property is free of hidden material structural defects.

         The following subsections (g) through (q) of this Section 3.17 only apply to the UK Properties.

         (g) Land Owned. The UK Properties comprise all the land and premises owned or used by IAL in the UK, and all deeds and documents necessary to provide title to each UK property are in the possession of IAL.

         (h) Title. IAL has good and marketable title to each of the UK Properties and insofar as the Sellers are aware and save as have been disclosed to Purchaser, the UK Properties are free from any mortgage charge, rent charge, lien, option, tenancy, license, encumbrance, overriding interest (as defined by Section 70 of the Land Registration Act 1925), right of occupation or any other third party right in the nature of security or any agreement or commitment to create any of the foregoing.

         (i) Use. To the Knowledge of the Sellers there are no other matters, save as have been disclosed to Purchaser which would prevent or substantially affect the continued use and enjoyment of the UK Properties as they are used at the present time.

         (j) Breaches. To the Knowledge of the Sellers there are no outstanding breaches of restrictions, covenants, conditions, agreements, statutory requirements, planning consents, bylaws, orders or regulations affecting the UK Properties or any business carried out thereon.

         (k) Rents Paid. All rents and other sums due in respect of the UK Leasehold Property have been paid up to date and to the Knowledge of the Sellers there are no material outstanding breaches of the leases in relation to the UK Leasehold Property. IAL has not received any Schedule of Dilapidation which remains outstanding or any Notice served under Section 146 of the Law of Property Act 1925 in respect of the UK Leasehold Property.

         (l) Leases. In respect of the UK Leasehold Property, the lease has not been varied nor have any licenses or consents been issued under it.

         (m) Services. The UK Property is served by water, gas, electrical, steam, compressed air, telecommunications, sanitary and storm sewerage lines systems and other similar systems necessary for the use of each UK Property as it is currently used and such items are installed and operating in a manner sufficient to enable the UK Properties to continue to be used and operated in the manner in which they are currently being used.

         (n) Access. The means of access to and egress from each UK Property are over either roads which have been adopted by a local authority and are maintainable at public expense or roads in respect the use of which the relevant Company and those deriving title under it to that property have a permanent and legal easement free from onerous or unusual conditions.

         (o) Orders. To the Knowledge of the Sellers, no compulsory purchase order has been served in respect of any of the UK Properties and to the Knowledge of the Sellers no other notice or order which would materially affect the continuing use of the UK Properties is in effect.

         (p) Defects. Except as disclosed on Schedule 3.17(p) of the Disclosure Schedule, to the Knowledge of the Sellers the UK Properties are free of any hidden material structural defects.

         (q) Liability. There is no leasehold property in the UK in respect of which there remains any outstanding contingent liability of IAL, either as original lessee as assignee or surety.

         Section 3.18 Absence of Change. Except (x) as set forth on Schedule
3.18 of the Disclosure Schedule, (y) to the extent arising out of or relating to the transactions contemplated by this Agreement, or (z) for the Contracts entered into since December 31, 1997 that are listed on Schedule 3.16 of the Disclosure Schedule, since December 31, 1997, (i) the Companies, the Subsidiaries and the Business have been operated in the ordinary course of business consistent with past practice, other than changes which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect and (ii) there has not been any Material Adverse Change.

         Section 3.19 Finders' Fees. Except for Morgan Stanley & Co. Incorporated, whose fees will be paid by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers, the Companies or the Subsidiaries who might be entitled to any fee or commission from the Sellers, the Companies or the Subsidiaries in connection with the purchase and sale of the Shares pursuant to this Agreement.

         Section 3.20 Insurance. Schedule 3.20 of the Disclosure Schedule lists all insurance policies of the Companies and the Subsidiaries as of the date hereof that relate to the Business and is accurate in all material respects. None of the

Companies nor any of the Subsidiaries is, or with the lapse of time or the making of a claim or both, would be in material default with respect to any provision contained in, or any warranty given in respect of, any material policy or binder or has failed to give any material notice or present any material claim under any material policy or binder in due and timely fashion. Except for claims set forth on Schedule 3.9 or 3.20 of the Disclosure Schedule, there are no material outstanding unpaid claims under any such policy or binder, and none of the Companies nor any of the Subsidiaries has received any notice of cancellation or non-renewal of any material policy or binder. To the Knowledge of the Sellers, except as set forth on Schedule 3.20 of the Disclosure Schedule, none of the Companies nor any of the Subsidiaries has received any notice from any of its insurance carriers stating that as the result of the specific claims history of such Companies or Subsidiaries any insurance premiums under any material insurance policy of any of the Companies or the Subsidiaries will be materially increased in the future or that any material insurance coverage listed on Schedule 3.20 of the Disclosure Schedule will not be available in the future on substantially the same terms as presently in effect. Purchaser acknowledges that Inco and its Affiliates (other than the Companies and the Subsidiaries) maintain insurance policies that include coverage with respect to the Companies and the Subsidiaries and that, except as set forth in the Transitional Services Agreement, none of Purchaser, the Companies or the Subsidiaries will, after the Closing, have any rights under such insurance policies. Sellers acknowledge that the Companies and the Subsidiaries maintain insurance policies that include coverage with respect to Sellers and/or directors, officers and trustees of Sellers and that, except as set forth in the Transitional Services Agreement, none of Sellers or any of its Affiliates or their respective directors, officers or trustees (other than the Companies or its Subsidiaries) will, after the Closing, have any rights under such insurance policies.

         Section 3.21 Affiliate Transactions. Schedule 3.21, Schedule 5.13(d)(iv) and Schedule 6.2(f) of the Disclosure Schedule summarize as of the date hereof all Affiliate Transactions entered into on or after January 1, 1997, other than (a) transactions entered into on an arm's length basis in the ordinary course of business consistent with past practice (including, but not limited to, bona fide purchases, sales and payments for goods and services), (b) employment agreements or arrangements and employee benefit plans which are set forth on Schedule 3.9 of the Disclosure Schedule, or (c) transactions reflected in the Financial Statements (including the notes thereto). All Affiliate Transactions occurring after December 31, 1997 (except for the Special Dividend) have been recorded in the Books and Records on a basis that is consistent with the preparation of the Audited Financial Statements.

         Section 3.22 All Assets Necessary for the Conduct of the Business. Except as set forth on Schedule 3.22 of the Disclosure Schedule and except for assets, properties, interests and rights to be provided pursuant to the Ancillary Agreements, the Companies, the Subsidiaries and their Investments own, are licensed or leased or constitute, as the case may be, all the assets, properties, interests and rights necessary for (a) the conduct of the Business as currently conducted in all material respects directly or indirectly by the Sellers and (b) the operation of any other businesses as currently conducted in all material respects by the Companies and the Subsidiaries.

         Section 3.23 Company Products. Except as set forth on Schedule 3.23 of the Disclosure Schedule, to the Knowledge of the Sellers, (i) there are no statements, citations or decisions by any Governmental Authority specifically stating that any products of the Business ("Company Products") are defective or unsafe, (ii) the Sellers have not received written notice from a Governmental Authority specifically stating that any Company Products do not meet specific standards of such Governmental Authority; (iii) there have been no recalls within the past five years ordered by any Governmental Authority of any Company Products; (iv) there are no material product liability Claims against or involving any of the Companies or any of the Subsidiaries or any Company Products, and no such Claims have been settled, adjudicated or otherwise disposed of since December 31, 1995; and (v) there is no material latent or overt design, manufacturing or other defect in any of the Company Products; except in each case (i) through (v) as would not reasonably be likely to have a Material Adverse Effect. Schedule 3.23 of the Disclosure Schedule also sets forth all currently effective service warranties or product performance guarantees or similar undertakings (collectively, "Product Warranties") with respect to the service or fitness for a particular purpose of any Company Products; it being understood that customer specifications shall not be deemed Product Warranties.

         Section 3.24 Tangible Property. Except as set forth on Schedule 3.24 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, the Companies own or have the right to use all facilities, machinery, equipment, furniture, improvements, fixtures, vehicles, structures and other tangible property currently used by the Companies and the Subsidiaries in the Business ("Tangible Property"). Except as would not reasonably be expected to have a Material Adverse Effect, all such Tangible Property is in good operating condition and repair, subject to continued repair and replacement in accordance with past practice and is suitable for its current use in the Business.

         Section 3.25 Conflicts of Interest. The Sellers have delivered to Purchaser a summary of the responses from the Companies and the Subsidiaries to Inco's latest (July 1997) survey covering its Conflict of Interests Policy Statement (the "Inco Conflicts Policy"). As of the date hereof, except as set forth on Schedule 3.25 of the Disclosure Schedule, to the Knowledge of the Sellers, there are no events or occurrences covered by the Inco Conflicts Policy that have occurred that, individually or in the aggregate, would reasonably be likely to result in a Material Adverse Effect.

         Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Sellers nor any other Person makes any other express or implied representation or warranty on behalf of the Sellers or otherwise in respect of the Companies or the Business.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser makes the following representations and warranties to the Sellers as of the date hereof and as of the Closing Date; provided, however, that representations and warranties made as of a specific date shall only be made as of such date and that each Person that becomes a Purchaser pursuant to
Section 2.1 will as of the Closing be deemed to have made the representations and warranties set forth in Sections 4.1 through 4.5 and in Sections 4.8 and 4.9:

         Section 4.1 Organization and Qualification. Purchaser is a corporation or other entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.

         Section 4.2 Binding Effect. This Agreement constitutes, and each Ancillary Agreement to which Purchaser is a party will at Closing constitute, a valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         Section 4.3 Corporate Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and under the Ancillary Agreements to which it is a party. This Agreement has been, and each Ancillary Agreement to which it is a party will at Closing be, duly authorized, executed and delivered by Purchaser and no additional corporate proceedings on the part of Purchaser are necessary to authorize the consummation of this Agreement and the transactions contemplated hereby and thereby.

         Section 4.4 Consents and Approvals. Except as required by the HSR Act, other Competition Laws and foreign investment laws, no consent, approval, waiver or authorization is required to be obtained by Purchaser from, and no notice or filing is required to be given by Purchaser to or made by Purchaser with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Purchaser of this Agreement, other than in all cases those the failure of which to obtain, give or make, individually or in the aggregate, would not reasonably be likely to materially impair the ability of Purchaser to effect the Closing.

         Section 4.5 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, do not and will not (i) violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of Purchaser, (ii) subject to obtaining the consents referred to in Section 4.4, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, or to a loss of any benefit to which Purchaser is entitled under, any Contract, or (iii) assuming compliance with the matters set forth in Sections 3.6 and 4.4, to the knowledge of Purchaser, violate or result in a breach of or constitute a default under any Law of any Governmental Authority to which Purchaser is subject, including any Governmental Authorization, other than in the cases of clauses (ii) and (iii), any conflict, breach, termination, default, cancellation, acceleration, loss or violation which, individually or in the aggregate, would not reasonably be likely to materially impair Purchaser's ability to perform its obliga tions hereunder.

         Section 4.6 Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees will be paid by Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

         Section 4.7 Financing. Purchaser has delivered to Inco an executed written commitment, dated July 2, 1998, from Credit Lyonnais to provide financing to Purchaser upon the terms set forth therein together with a related letter, dated July 8, 1998, from Credit Lyonnais (the "Bank Commitment").

         Section 4.8 Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act or any applicable state or foreign securities law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities laws and regulations as applicable.

         Section 4.9 No Impediments. There is no Action pending or, to the knowledge of Purchaser, threatened, or any outstanding judgment, order, injunction or decree of any Governmental Authority, against Purchaser or any of its Affiliates that would be reasonably likely, individually or in the aggregate, to impair the ability of Purchaser to obtain the consents, approvals, waivers or authorizations described in Section 4.4 or impair the ability of the parties hereto to effect the Closing.

         Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

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

                                    ARTICLE V
                                    COVENANTS

         Section 5.1 Access; Financing.

         (a) During the period from the date hereof to the Closing, the Sellers shall, and shall use their reasonable efforts to cause the Companies, the Subsidiaries and their respective officers, directors, employees, auditors, counsel, financial advisors and other agents to, permit Purchaser and its representatives and financing sources that enter into appropriate confidentiality agreements to have access, during regular business hours and upon reasonable advance notice, to the Companies and the Subsidiaries, their respective officers, employees, agents, properties, offices, centers and other facilities, including for purposes of obtaining surveys of UK Properties, subject to reasonable rules and regulations of the Sellers, and shall furnish, or cause to be furnished, to Purchaser, as the case may be, such financial and operating data and other information that is available as Purchaser shall from time to time reasonably request; it being recognized that the Sellers will have no liability for any Losses of any kind to Purchaser, any of its Affiliates or any third parties with respect to such financing, such assistance or any information provided in connection therewith or any written or oral information provided in connection with Clause (d) below, and, subject to the general provisions of Section 7.4, Purchaser shall indemnify, defend and hold the Sellers harmless from any such liability for any such Losses for a period of five years following the Closing.

         (b) Subject to the failure of Credit Lyonnais to comply with the terms of the Bank Commitment,(i) Purchaser will use its best efforts to enter into agreements containing the terms specified in the Bank Commitment and such other terms as are reasonably satisfactory to it and (ii) Purchaser will obtain the financing thereunder subject to the satisfaction of the terms and conditions thereof; provided, however, that the terms and conditions to receipt of financing contained or referred to therein shall not differ from the terms and conditions set forth in the Bank Commitment in any way that would materially impair the ability of Special Metals to obtain such financing.

         (c) No investigation undertaken pursuant to Section 5.1(a) shall affect any representation or warranty of the parties herein or the conditions to the obligations of the parties hereto.

         (d) Purchaser acknowledges that the information provided to it in connection with this Agreement is subject to the Confidentiality Agreement. Notwithstanding the foregoing, Sellers acknowledge that prior to the Closing, Purchaser intends, subject to Section 9.7, to (x) issue a press release containing certain pro forma information related to the Companies, (y) file a Form 8-K describing the transactions contemplated hereby and (z) make certain filings under the HSR Act. Sellers specifically acknowledge that Purchasers are free to disclose such pro forma information and other information reasonably necessary or advisable in Purchaser's good faith judgment in connection with the foregoing without violation of the Confidentiality Agreement so long as the Sellers have been provided with a reasonable opportunity to review and comment on all such written information. Effective as of the Closing, the Confidentiality Agreement shall terminate. All information that relates to Inco or any of its Affiliates (other than any of the Companies or the Investments) and which is or was provided, conveyed, or obtained either pursuant to clause
(a) above or in accordance with the Confidentiality Agreement and any other information furnished to Purchaser or Purchaser's representatives, including any technical, scientific, trade secret or other proprietary information of Inco or any of its Affiliates (other than any of the Companies or the Investments) with which Purchaser or Purchaser's representatives come into contact in the course of Purchaser's investigation of any of the Companies or the Investments, whether before or after the date of the Confidentiality Agreement, together with any reports, analyses, compilations, memoranda, notes and any other writings prepared by Purchaser or Purchaser's representatives which contain, reflect or are based upon such information, shall be and continue to be kept confidential by Purchaser and Purchaser's representatives for a period of five years following the Closing (except as required by applicable Law or policies of any securities regulating body or stock exchange).

         Notwithstanding the foregoing, the term "information" as used above does not include information which (i) is or becomes publicly available other than as a result of its disclosure by either Purchaser, any of its Affiliates or any of their respective representatives or (ii) is or becomes available to Purchaser on a non-confidential basis from a source which, to the knowledge of Purchaser after due inquiry, is not prohibited from disclosing such information to Purchaser by any legal, contractual or fiduciary obligation to Inco or any other party or person.

         Section 5.2 Conduct of Business. During the period from the date hereof to the Closing, except (i) as disclosed on Schedule 5.2 of the Disclosure Schedule, (ii) as otherwise permitted by this Agreement or (iii) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, the Sellers covenant and agree that they shall cause the Companies and the Subsidiaries to operate the Business in the ordinary course of business consistent with past practice, and use their reasonable efforts to preserve intact the Business and relationships of the Companies and the Subsidiaries with third parties and keep available the services of the present officers, employees and consultants of the Companies and the Subsidiaries. During the period from the date hereof to the Closing, except (i) as disclosed on Schedule 5.2 of the Disclosure Schedule, (ii) as otherwise permitted by this Agreement, including Section 5.13(d), or (iii) as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Sellers covenant and agree that they shall, and shall cause each Company and each Subsidiary to:

         (1) maintain insurance coverage at presently existing levels so long as such insurance is available at commercially reasonable rates;

         (2) not amend or otherwise change the certificate of incorporation or by-laws or equivalent organizational documents of any Company or any Subsidiary other than to change the name of any Company or any Subsidiary (other than IAL, IAII or DIAL) and not amend or otherwise change, or grant any material waivers with respect to, any of the Contracts with respect to DIAL, Rescal, Wiggin Alloy Products Limited or Valinco NSSS Metal Products disclosed on Schedule 3.16(a) of the Disclosure Schedule;

         (3) except in connection with the QuitClaim Assignment, not issue, deliver, sell, lease, sell and leaseback, encumber or dispose of, or authorize or commit to the issuance, delivery, sale, lease, sale/leaseback, encumbrance or disposition of, (A) any shares of capital stock of any class or series, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other equity or ownership interest (including but not limited to stock appreciation rights or phantom stock), of any Company or any Subsidiary or (B) any assets of any Company or any Subsidiary, other than assets sold, leased, or disposed of in the ordinary course of business consistent with past practice;

         (4) not declare, set aside, make or pay any dividend or other distribution, payable in stock, property or other assets, with respect to any capital stock or other equity or ownership interest in any Company or any Subsidiary; provided, however, that cash dividends or other cash distributions may be declared and paid prior to the Calculation Date;

         (5) except in connection with the QuitClaim Assignment, not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity or ownership interest in any Company or any Subsidiary;

         (6) (A) subject to the other provisions of this Section 5.2, not enter into any material Contract other than in the ordinary course of business consistent with past practice; (B) not make or authorize any single expenditure in excess of $500,000 or series of related expenditures in excess of $2,500,000 in the aggregate for any capital expenditure or acquisition (including without limitation any acquisition of any corporation, partnership or other business enterprise or division thereof) which are not specifically provided for in the Companies' latest 1998 capital budget (such budget, the "Approved Capital Expenditures") as set forth on Schedule 5.2(6) of the Disclosure Schedule; and
(C) not enter into or amend in any material respect any Contract with respect to any of the matters set forth in this Section 5.2(6);

         (7) Except to the extent required under existing agreements or arrangements as in effect on the date of this Agreement and disclosed in
Schedule 3.9 of the Disclosure Schedule (including, without limitation, actions approved or directed by the Board of Directors of Inco as of the date hereof and disclosed on Schedule 5.2(7) of the Disclosure Schedule), (A) not increase the compensation or fringe benefits of any Employee, except for increases in salary or wages of active Employees in the ordinary course of business consistent with past practice, (B) not grant any severance or termination pay exceeding IAII's maximum guidelines under existing severance plans to, or enter into any employment, consulting or severance agreement or any new agreement or arrangement involving the payment of in excess of $100,000 in any 12-month period with any Employee, except for the granting of severance or termination pay in the ordinary course of business consistent with past practice to Employees who are terminated after the date hereof but prior to Closing; or
(C) except as disclosed on Schedule 5.2(7) of the Disclosure Schedule and with the prior consent of Purchaser (which shall not be unreasonably withheld or delayed), not establish, adopt or enter into any new collective bargaining agreement or any new bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, policy or arrangement for the benefit of any Employee or amend any such plan, agreement, policy or arrangement to increase benefits thereunder, or invest Pension Plan assets other than in the ordinary course of business consistent with past practice, except to the extent necessary to maintain the tax-qualified status of any Benefit Plan or as may be required by any Law;

         (8) except as may be required as a result of a change in Law or GAAP, not change any of the accounting practices, policies or principles and not reduce any reserves established in respect of the Companies and the Subsidiaries from those set forth in the Audited Financial Statements (other than a reduction in reserves as a result of (A) payment by the Companies or the Subsidiaries of Taxes in respect of which the reserve was established or (B) the settlement or other payment in respect of any litigation for which a reserve was established, so long as any such reduction in this clause (B) does not exceed $100,000);

         (9) not make any material tax election (except for elections undertaken to transfer Intellectual Property pursuant to the terms of the QuitClaim Assignment or in respect of any reallocation of any taxable income to Inco Alloys Foreign Sales (1991) Corp. with respect to periods ending before the Closing Date) or settle or compromise any material Federal, state, local or foreign tax liability;

         (10) not enter into any Affiliate Transactions or amend, modify or otherwise alter the terms of any existing Affiliate Transactions (including, without limitation, the Supply Agreements) other than, in each case (other than the Supply Agreements), in the ordinary course of business consistent with past practice and otherwise in accordance with Section 5.13(d) to the extent applicable;

         (11) not adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of any Company or any Subsidiary;

         (12) other than in the ordinary course of business consistent with past practice, not settle or otherwise compromise any audit issue or other dispute with the Internal Revenue Service or other state, local or foreign taxing authority;

         (13) not enter into, or pay any amounts under or in respect of, any Tax sharing or indemnity agreement or arrangement after the date hereof except to the extent the payment of any amount due under, or in respect of, a Tax sharing agreement or arrangement has been or will be included in the Tax reserves or included in "income taxes payable" in the combined balance sheet of the Interim Financial Statements or the Final Closing Balance Sheet;

         (14) not effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or Employee of the Companies or the Subsidiaries;

         (15) not incur, guarantee or otherwise become liable for (in each case, whether directly, indirectly or contingently), any indebtedness for borrowed money from parties which are not Affiliates ("Non-Affiliate Debt") which would have the effect of increasing such then outstanding Non-Affiliate Debt to a level greater than the sum of (a) the total debt reflected in the Audited Financial Statements as of December 31, 1997 and (b) additional debt incurred subsequent to December 31, 1997 to fund Approved Capital Expenditures (the "Maximum Non-Affiliate Debt") as of the Closing Date, provided that any such Non-Affiliate Debt shall be incurred on commercially reasonable terms and shall be prepayable at any time without penalty or premium and that if such total aggregate outstanding Non-Affiliate Debt exceeds the Maximum Non-Affiliate Debt as of the Closing Date then any such excess shall be paid by Inco to Purchaser on the Closing Date;

         (16) not incur, guarantee or otherwise become liable for (in each case, whether directly, indirectly or contingently), any indebtedness for borrowed money from a party which is an Affiliate unless such indebtedness is incurred on commercially reasonable terms and is prepayable at any time without penalty or premium;

         (17) not dispose of, or incur, create or assume any Encumbrance other than Permitted Encumbrances (except for clause (v) in the definition thereof) on, any individual capital asset if the greater of the book value or the fair market value of such capital asset exceeds $500,000 individually or $2,500,000 in the aggregate;

         (18) not amend the Selling Affiliate Purchase Letter, the Receivables Program (except to the extent such amendment does not affect the IAII Receivables or Section 2.3 hereof) or the QuitClaim Assignment;

         (19) notify the Purchaser promptly of (A) any occurrence or event subsequent to the Calculation Date which would reasonably be expected to have a material effect on Closing Adjusted Net Worth; (B) any single capital expenditure or series of related capital expenditures (or the entering into of any Contract relating thereto) after the Calculation Date in excess of $100,000;
(C) the granting of any increase after the Calculation Date in any severance or termination pay or other bonus or other compensation or the entering into, on or after the Calculation Date of any employment, consulting or severance agreement or arrangement, in each case, involving a payment, on or after the Calculation Date, in excess of $25,000 to any individual Employee or $250,000 in the aggregate to one or more Employees; (D) the entering into after the Calculation Date of any Contract permitted by Section 5.2(22); (E) any new Actions that would reasonably be likely to subject the Companies and the Subsidiaries to liabilities in excess of $100,000 per Action or series of related Actions; (F) the making of any tax election, or the settlement or compromise of any tax liability or any audit issue or other dispute with the Internal Revenue Service or other state, local or foreign taxation authority permitted pursuant to
Section 5.2(9) or 5.2(12), in each case on or after the Calculation Date; (G) any amendment, modification or alteration to the terms of any Affiliate Transaction existing as of the Calculation Date, in each case with a reasonably detailed description of such Affiliate Transactions, including an itemized accounting of the types of services, products or other consideration exchanged in respect thereof (provided that such notice may be given promptly after the Closing); (H) any incurrence or guaranty of any Non-Affiliate Debt or any indebtedness for borrowed money from a party which is an Affiliate of any Company or Subsidiary, in each case except to the extent that such liability has been or will be included in the Final Closing Balance Sheet, and (I) any disposal of, or incurrence, creation or assumption of any Encumbrance on, any individual capital asset on or after the Calculation Date, if either the book value or the fair market value of such capital asset exceeds $100,000;

         (20) not agree upon the price to be paid for any outstanding shares of Rescal subject to the Binding Rescal Provisions referred to in Schedule 3.5(b)(4) of the Disclosure Schedule;

         (21) not enter into any (a) put, call, option, forward or futures Contracts covering foreign currencies or (b) forward priced commodity Contracts or commodity hedging transactions except for those that would constitute Approved Currency Hedging Transactions or Approved Commodity Hedging Transactions, as the case may be;

         (22) not take or agree to commit to enter into any agreement that would be required to be disclosed pursuant to Section 3.16(a)(other than pursuant to clause (i) or (iv) or subsection (y) of clause (ii) of such Section 3.16(a)) if such agreement were in effect as of the date hereof or would otherwise reasonably be likely to result in a material delay in the consummation of the transactions contemplated hereby;

         (23) not terminate the employment of any Employee who is covered by a change of control agreement listed on Schedule 3.11(f) of the Disclosure Schedule, except for Good Cause, as defined in such agreement, and shall not permit circumstances to exist that would provide any such Employee with Good Reason (as defined in such agreement) to terminate employment;

         (24) not take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.2(1) through 5.2(23).

         Section 5.3 Reasonable Efforts; Good Faith.

         (a) The Sellers and Purchaser will cooperate and use their respective commercially reasonable best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including (but not limited to) securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby, whether or not such consents, approvals, waivers and authorizations are Purchaser Required Approvals or Seller Required Approvals. Purchaser and the Sellers will promptly file documentary materials required by Competition Laws, Environmental Laws and each other item listed in Section 3.6 and Section 4.4, together with any information or documents necessary, proper or advisable to permit consummation of the transactions contemplated hereby, and promptly file any additional information requested as soon as practicable after receipt of a request therefor. Except as expressly contemplated by this Agreement, neither Purchaser nor any of the Sellers will take any action which would be reasonably likely to materially impair or delay the Closing, and, so long as this Agreement is in effect, Purchaser will not terminate the Timet Investment Agreement without the prior written consent of Inco, which consent will not be unreasonably withheld or delayed.

         (b) Without limiting the provisions set forth in paragraph (a) above, Purchaser shall use its commercially reasonable best efforts to take or cause to be taken all commercially reasonable actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to any Competition Law that is required for the consummation of the transactions contemplated by this Agreement.

         (c) The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Competition Law or any inquiries instituted by the PBGC. Purchaser and Inco agree that the other party's legal counsel may, if such other party so wishes, participate in any meeting with any Governmental Authority with jurisdiction over the enforcement of any applicable Law regarding this Agreement to the extent permitted by such Governmental Authority and to advise each other in advance of any such meeting. Purchaser acknowledges that the Sellers may, at their election, file certain information with the Competition Bureau in Canada relating to the transactions contemplated hereby, so long as such information has been provided to and approved by Purchaser prior to the filing thereof; it being understood that the information provided to Purchaser prior to the date hereof has been so approved.

         Section 5.4 Tax Matters.

         (a) Liability for Taxes and Related Matters. (i) Liability for Taxes. Except as otherwise provided herein, the Sellers shall be jointly and severally liable to Purchaser, the Companies and the Subsidiaries and shall, unless otherwise directed by Purchaser, pay to Purchaser an amount equal to any liability of the Companies and the Subsidiaries for the following Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined, unitary, aggregate or other similar basis with respect to a group of corporations that includes or included the Companies and/or the Subsidiaries and Taxes resulting from the Companies and/or the Subsidiaries ceasing to be members of Sellers' Group): (A) Taxes imposed on Sellers' Group (other than the Companies and the Subsidiaries) for any taxable year; (B) Taxes imposed on the Companies and/or the Subsidiaries or for which the Companies and/or the Subsidiaries may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date (an "Interim Period") (Interim Periods and any taxable year or period ending on or before the Closing Date shall be referred to collectively hereinafter as "Pre-Closing Periods"); (C) Taxes required to be paid or reimbursed by the Sellers under Section 5.4(a)(vi)(to the extent such Taxes have not been paid by the Sellers); (D) Taxes or additional Taxes imposed on the Purchaser, the Companies or the Subsidiaries (or any consolidated, combined, unitary, aggregate or similar group that includes (or did include) the Purchaser, the Companies or the Subsidiaries) as a result of the breach of the covenants of the Sellers set forth herein; and
(E) except as provided in Section 5.4(a)(viii) hereof, Taxes or other payments required to be made after the Closing Date by any Company or any Subsidiary to any party (other than any Company or any Subsidiary) under (or in respect of) any Tax sharing, group, indemnity or allocation agreement or arrangement entered into prior to the Closing Date (whether written or unwritten); provided, however, that the Sellers shall be obligated to indemnify against, or pay or cause to be paid, any amounts in respect of Taxes imposed on the Companies or the Subsidiaries, as the case may be, for any Pre-Closing Period only to the extent that, the amount of such Taxes exceeds the amount of the Reserves contained in the Final Closing Balance Sheet reduced by the amount of any payments made by the Companies or the Subsidiaries in respect of Taxes which had been accrued and included in such Reserves (it being understood that, in the event the amount of the Reserves contained in the Final Closing Balance Sheet for one or more of the Companies or Subsidiaries is in excess of the amount which such Company or Subsidiary is actually required to pay in respect of Taxes, the amount of such excess (any such amount, an "overprovision") shall be set off against any other amounts which are otherwise required to be paid by the Sellers under this Section 5.4, but only to the extent such other amounts arise in or are otherwise attributable to the country in which such overprovision arose); and further provided that the

Sellers shall not be liable for or indemnify Purchaser for such Taxes arising, directly or indirectly, as a result of any acts, transactions or omissions of Purchaser or the Companies or the Subsidiaries which are not in the ordinary course of business and which occur after the consummation of the transactions contemplated hereby. Except as set forth in Section 5.4(a)(v) hereof, the Sellers shall be entitled to any refund of Taxes of the Companies and/or the Subsidiaries received in respect of such Pre-Closing Periods only to the extent that the amount of such refund exceeds the amount of Tax receivables contained in the Final Closing Balance Sheet.

         (ii) Purchaser shall be liable for and indemnify the Sellers for the Taxes of the Companies for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date (each a "Post-Closing Period"). Purchaser shall be entitled to any refund of Taxes of the Companies and/or the Subsidiaries received by the Sellers for such Post-Closing Periods.

         (iii) Taxes for Short Taxable Year.

         Apportionment of Taxes. In order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the relevant Company or Subsidiary (other than IAL, IAIL, or any of the Subsidiaries incorporated under the laws of England and Wales (collectively, the "U.K. Subsidiaries")), as the case may be, and such Interim Period shall be treated as a short taxable year and a Pre-Closing Period for purposes of this Section 5.4. In any case where applicable law does not permit a Company or a Subsidiary, as the case may be, to treat the Closing Date as the last day of the taxable year or period of such Company or Subsidiary with respect to Taxes that are payable with respect to an Interim Period and with respect to Taxes that are payable by any U.K. Subsidiary with respect to an Interim Period, the portion of any such Tax that is allocable to the portion of the Interim Period ending on the Closing Date shall be:

                  (x) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which are covered under Section 5.4(b)), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes);

                  (y) in the case of Taxes not described in subparagraph (x) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period; and

                  (z) for purposes of determining such Taxes, exemptions, reliefs, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

         (iv) Adjustment to Purchase Price. Any payment by Purchaser or the Sellers under this Section 5.4 will be treated for all purposes as an adjustment to the Purchase Price and such payment shall be allocated to the Purchase Price in accordance with Section 2.4(f).

         (v) Refunds from Carrybacks. If the Sellers become entitled to a refund or credit of Taxes for any period for which they are liable under Section 5.4(a)(i) to indemnify Purchaser and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to the Companies or the Subsidiaries, as the case may be, and from a taxable year or period that begins after the Closing Date, the Sellers shall promptly pay to Purchaser the amount of such refund or credit together with any interest received or otherwise credited thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, Purchaser shall indemnify and hold harmless the Sellers for any tax liability, including interest and penalties, assessed against the Sellers by reason of such reduction or disallowance.

         (vi) Tax Returns; Payment of Taxes. The Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies and/or the Subsidiaries for all taxable years or periods ending on or before the Closing Date in a manner consistent with past practices, shall allow the Purchaser the opportunity to review and comment upon any portion of such Tax Returns that relate to the Companies and/or Subsidiaries (it being understood that the Sellers shall not be obligated to allow Purchaser to review any other portions of such Tax Returns) prior to filing such Tax Returns, and shall pay when due any and all Taxes shown as due in respect of such Tax Returns to the extent such Taxes exceed the Reserves established therefor (it being understood that Taxes not in excess of such Reserves shall be paid by the Companies and/or the Subsidiaries, as provided in Section 5.4(b)(viii) hereof), and Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies and/or the Subsidiaries for taxable years or periods ending after the Closing Date and shall remit when due any Taxes due in respect of such Tax Returns.

         (vii) Contest Provisions. Purchaser shall promptly notify the Sellers in writing upon receipt by Purchaser, any of its Affiliates or the Companies or the Subsidiaries of notice of any pending or threatened Federal, state, local or foreign income or franchise tax audits or assessments or notification of any claim for taxation which may materially affect the tax liabilities of the Companies and/or the Subsidiaries for which the Sellers would be required to indemnify Purchaser, the Companies or the Subsidiaries pursuant to Section 5.4(a)(i); provided, however, that a failure to give such notice will not affect Purchaser's, the Companies' or the Subsidiaries' rights to indemnification hereunder, except to the extent, if any, that, but for such failure, the Sellers could have avoided the Tax liability in question. The Sellers shall have the right to control the conduct of any audit or claim or administrative or judicial proceeding relating to any Pre-Closing Period (other than an Interim Period, the treatment of which is discussed in the immediately succeeding paragraph), and to employ counsel of their choice at their expense. Notwithstanding the foregoing, the Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Purchaser, the Companies or the Subsidiaries for any

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period after the Closing Date (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Purchaser. Such consent shall not be unreasonably withheld or delayed, and shall not be necessary to the extent that the Sellers have indemnified the Purchaser against the effects of any such settlement. Purchaser (and its representatives) also may participate in any such audit or claim or administrative or judicial proceeding at its own expense and, if the Sellers do not promptly assume the conduct or defense of any such audit or claim or proceeding, Purchaser (or its representatives) may, at the Sellers' reasonable expense and without any effect to its or the Companies' or Subsidiaries' rights to indemnification under Section 5.4(a)(i) of this Agreement, defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding.

         The Sellers shall be entitled to participate at their expense in the defense of any claim for Taxes for an Interim Period which may be the subject of indemnification by the Sellers pursuant to Section 5.4(a)(i) and, with the written consent of Purchaser, which shall not be unreasonably withheld or delayed (it being understood that it would be reasonable for Purchaser to withhold such consent if as part of the same defense proceeding, there exist issues with respect to Taxes which may not be the subject of indemnification by the Sellers pursuant to Section 5.4(a)(i)), and at its sole expense, may assume the entire defense of such Tax claim; provided, however, that, notwithstanding the foregoing, the Sellers shall not be entitled to settle or otherwise compromise, either administratively or after the commencement of litigation, any such Tax claim without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) if the settlement or compromise would result in any additional liability for Taxes of Purchaser, the Companies or the Subsidiaries for such Interim Period or any period after the Closing Date (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) which would not be fully indemnified by the Sellers under Section 5.4(a)(i) of this Agreement. Purchaser, the Companies and the Subsidiaries shall not agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by the Sellers under Section 5.4(a)(i) without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed. Except as provided otherwise in Section 5.4(a)(vi) and this Section 5.4(a)(vii), Purchaser shall control at its own expense any and all audit, administrative and judicial proceedings related to the Taxes of the Companies or the Subsidiaries.

         (viii) Termination of Tax Allocation Agreements. (x) Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by the Sellers or any member of the Sellers' Group and the Companies and/or the Subsidiaries shall be terminated as to the Companies and/or the Subsidiaries as of the Closing Date, and, after the date hereof, no Taxes or other amounts shall be paid or reimbursed by the Companies or the Subsidiaries under any such agreement or arrangement, regardless of the taxable year or period for which such Taxes are imposed, and the provisions of this Section 5.4 shall govern thereafter, and (y) notwithstanding (x) above, the Companies and/or the Subsidiaries shall pay, at the same time as any payment is due from any Seller under Section 5.4(e) to the appropriate Seller the amount recorded as "income taxes payable" on the Final Closing Balance Sheet that are attributable to the operations of the Companies and/or the Subsidiaries but which are payable by a Seller (or an Affiliate of a Seller) to the extent provided in Section 5.4(a)(vi) hereof; provided, however, that (1) the amount of such Taxes shall have been calculated for each Company and/or Subsidiary on a separate stand-alone basis or on a sub-group basis, as appropriate, and (2) the payments in respect of such Taxes shall not exceed the amount accrued or established in the Reserve in respect of such Taxes. The Reserves shall be reduced by the amount of any payments made to a Seller (or an Affiliate of a Seller) under this
Section 5.4(a)(viii).

         (b) Transfer and Withholding Taxes. (i) Purchaser shall be responsible for all applicable sales, transfer, recording, deed, stamp and other similar taxes arising from the sale of the Shares, including, but not limited to any real property transfer taxes.

         (ii) To the extent, if any, that Purchaser (or any of its assignees) is required to withhold Taxes ("Withholding Taxes") from the Purchase Price under applicable law, (x) Purchaser (or such assignee) shall withhold and pay such Withholding Taxes to the appropriate Governmental Authority at the time and in the manner prescribed by applicable law, (y)

Purchaser (or such assignee) shall provide the applicable receipts, if any, evidencing (or otherwise establishing to the satisfaction of the Sellers) the payment of such Withholding Taxes and (z) Purchaser shall be deemed to have paid the amount of such Withholding Taxes as part of the Purchase Price due to the Sellers. Purchaser agrees not to make any assignment to any assignee the effect of which would be to increase Withholding Taxes above those that would have been incurred had the Purchaser not made such assignment.

         (c) Information to be Provided by Purchaser. With respect to the taxable year of the Sellers ending December 31, 1997 and any period in 1998 prior to the Closing Date, Purchaser shall promptly cause the Companies to prepare and provide to the Sellers a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practices including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Companies. Purchaser shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to the Sellers within one hundred twenty (120) days after the Closing Date.

         (d) Tax Elections. Except for the elections referred to in Section 5.2(9), from and after the date hereof, the Sellers shall not, without the prior written consent of Purchaser (which consent may not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election, or adopt or change any method of accounting for Tax purposes, that would reasonably be likely to have an effect that is materially adverse to any Company or any Subsidiary.

         (e) Time of Payment. Except as otherwise provided in Section 5.4(a)(vi) of this Agreement, payments of any amounts due under this Section 5.4 in respect of Taxes shall be made by the Sellers at least ten (10) Business Days before the due date of the applicable estimated or final Tax Return required to be filed by Purchaser on which is required to be reported Taxes for an Interim Period for which the Sellers are responsible under Section 5.4(a)(i) of this Agreement, (without regard as to whether the Tax Return for an Interim Period shows overall net income or loss for such Interim Period), or, with respect to other indemnity payments due from the Sellers under Section 5.4(a)(i) of this Agreement, within ten (10) Business Days following a settlement or compromise of an assessment or collection of a Tax by a taxing authority or a "determination" as defined in Section 1313(a) of the Code. If liability under this Section 5.4 is in respect of other costs or expenses other than Taxes, payment by the Sellers of any such amounts shall be made within ten (10) Business Days after the date that the Sellers have been notified by Purchaser in writing that the Sellers have a liability for a determinable amount under this Section 5.4 and they are provided with calculations or other materials supporting the Sellers' liability for such amounts. This provision shall apply pari passu to payments required to be made by the Purchaser to the Sellers.

         (f) Assistance and Cooperation. After the Closing Date, each of the Sellers and Purchaser shall as may reasonably be requested:

         (i) assist (and, where appropriate, cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this
Section 5.4;

         (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies or the Subsidiaries;

         (iii) make available to the other and to any taxing authority to the extent reasonably requested all information, records, and documents relating to Taxes of the Companies or the Subsidiaries;

         (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Companies or the Subsidiaries for Pre-Closing Periods; and

         (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information requested with respect to any such taxable period.

         Any information obtained under the provisions of this Section 5.4(f) shall be kept confidential except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         (g) Survival of Obligations. The obligations of the parties set forth in this Section 5.4 shall be unconditional and absolute and shall remain in effect without limitation as to time and shall not be subject to Section 7.1.

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

         (h) No Section 338(h)(10) Election. Purchaser and the Sellers acknowledge and agree that a joint election under Section 338(h)(10) of the Code will not be made with respect to the sale of the IAII Shares.

         Section 5.5 Continuation of Employment. Purchaser shall cause each of the Companies and the Subsidiaries to continue the employment, in comparable positions and at the same or greater wage rates or salaries, of (i) all active Employees as of the Closing Date and (ii) upon their return to active employment, any Employees who are, as of the Closing Date, on disability, medical leave or other authorized leave; provided, however, that nothing herein shall limit or restrict the ability of the Companies or any of the Subsidiaries to sever the employment of any Employee following the Closing Date, subject to the terms of the severance plans and policies which Purchaser has agreed to maintain pursuant to the following sentence. For the period of two years following the Closing Date, Purchaser shall, or shall cause the Companies and the Subsidiaries to, provide the Employees with severance benefits which are no less favorable than the benefits provided under the severance programs, policies and guidelines which cover the Employees as of the Closing Date and which are Benefit Plans disclosed on Schedule 3.11(a) of the Disclosure Schedule; provided, however, that to the extent that any portion of any covenant set forth in this sentence, or the performance of any obligations pursuant to this sentence, would cause any of the Sellers, Purchaser, the Companies or the Subsidiaries to commit an unfair labor practice or to be in violation of any labor law, such portion of such covenant shall be of no force and effect with respect to Employees who are subject to a collective bargaining agreement.

         Section 5.6 Continuation of Defined Benefit (Retirement) Plans. Purchaser acknowledges its obligations under existing law and this Agreement in respect of the protection and preservation of accrued and vested benefits of Employees, including the protection and preservation of the conditions of vesting in respect of, and eligibility for, such benefits, under the defined benefit plans of the Companies and the Subsidiaries that are in effect for the Employees on the Closing Date and which are Benefit Plans disclosed on Schedule 3.11(a) of the Disclosure Schedule; including, without limitation, supplemental executive and cost-of-living retirement plans, excess benefit plans and individual pension arrangements (together, the "Retirement Plans"). Purchaser agrees that, for a period of two years following the Closing Date, without interruption, (i) it shall, or shall cause the Companies and the Subsidiaries to, continue to fund the Retirement Plans in accordance with funding standards under ERISA (where applicable), as determined by reputable and recognized actuaries appointed under such plans, and (ii) neither it, the Companies nor the Subsidiaries shall cause the Retirement Plans to be terminated or to be amended or modified in any manner that would adversely affect the rights of Employees thereunder except as may be expressly required by law; provided, however, that to the extent that any portion of any covenant set forth in this sentence, or the performance of any obligations pursuant to this sentence, would cause any of the Sellers, Purchaser, the Companies or the Subsidiaries to commit an unfair labor practice or to be in violation of any labor law, such portion of such covenant shall be of no force and effect with respect to Employees who are subject to a collective bargaining agreement. Purchaser agrees that it shall cause the Companies and the Subsidiaries to honor the terms of the Retirement Plans.

         Section 5.7 Continuation of Defined Contribution (Savings) Plans. Purchaser acknowledges its obligations under existing law in respect of the protection and preservation of accrued and vested benefits of Employees, including the protection and preservation of the conditions of vesting in respect of, all benefit options in respect of, and eligibility for, such benefits under the defined contribution plans of the Companies and the Subsidiaries that are in effect for the Employees on the Closing Date and which are Benefit Plans disclosed on Schedule 3.11(a) of the Disclosure Schedule; including, without limitation, individual pension arrangements or other non-qualified arrangements (together, the "Savings Plans"). Purchaser agrees that, for a period of two years following the Closing Date, without interruption, (i) the Companies and the Subsidiaries shall continue to make matching contributions consistent with the past practice of Sellers pursuant to the Savings Plans, and (ii) neither it, the Companies nor the Subsidiaries shall cause any Savings Plans to be terminated or to be amended or modified in any manner that would adversely affect the rights of Employees thereunder except as may be expressly required by law; provided, however, that to the extent that any portion of any covenant set forth in this sentence, or the performance of any obligations pursuant to this sentence, would cause any of the Sellers, Purchaser, the Companies or the Subsidiaries to commit an unfair labor practice or to be in violation of any labor law, such portion of such covenant shall be of no force and effect with respect to Employees who are subject to a collective bargaining agreement. Purchaser agrees that it shall cause the Companies and the Subsidiaries to honor the terms of the Savings Plans.

         Section 5.8 Welfare Benefits. Purchaser agrees that, for a period of two years following the Closing Date, without interruption, neither it, the Companies nor the Subsidiaries shall cause any Benefit Plans disclosed on
Schedule 3.11(a) of the Disclosure Schedule which are "welfare plans", within the meaning of Section 3(1) of ERISA, including, without limitation, long-term disability, accident and sickness, group and individual health plans, travel accident and group life insurance and tuition assistance programs, but not including those plans referred to in Sections 5.6 and 5.7, and all fringe benefit plans which are in effect for Employees on the Closing Date, to be terminated or to be amended or modified in any manner that would adversely affect the Employees except as may be expressly required by law; provided, however, that to the extent that any portion of any covenant set forth in this sentence, or the performance of any obligations pursuant to this sentence, would cause any of the Sellers, Purchaser, the Companies or the Subsidiaries to commit an unfair labor practice or to be in violation of any labor law, such portion of such covenant shall be of no force and effect with respect to Employees who are subject to a collective bargaining agreement.

         Section 5.9 Post-Retirement Welfare Benefits. For two years following the Closing, Purchaser agrees to, and to cause the Companies and the Subsidiaries to, continue to provide for and maintain in effect those post-retirement life insurance and health benefits of the Companies and the Subsidiaries that are provided under Benefit Plans disclosed on Schedule 3.11(a) of the Disclosure Schedule on the Closing Date in respect of the Employees (including Employees who are eligible to retire, whether eligible for immediate or deferred retirement or who have retired on early, normal, late or disability retirement on or prior to the Closing Date) without amendment, except as may be expressly required by law, including with respect to benefit levels and contributions; provided, however, that to the extent that any portion of any covenant set forth in this sentence, or the performance of any obligations pursuant to this sentence, would cause any of the Sellers, Purchaser, the Companies or the Subsidiaries to commit an unfair labor practice or to be in violation of any labor law, such portion of such covenant shall be of no force and effect with respect to Employees who are subject to a collective bargaining agreement.

         Section 5.10 Credit For Past Service. Purchaser agrees that the Employees shall be given credit for all service with the Companies or any of the Subsidiaries or their Affiliates or predecessors (including service credited by such Companies, Subsidiaries, Affiliates and predecessors), to the extent credited under the Benefit Plans, for purposes of eligibility, vesting and benefit accrual under any employee benefit plans of Purchaser or any new employee benefit plans of the Companies and the Subsidiaries in which the Employees may become participants following the Closing Date.

         Section 5.11 Other Business Information. It is understood by Purchaser that when Inco sold its research and development facilities in Sterling Forest, New York it decided to relocate certain proprietary records, data and other information relating to a variety of research and/or development ideas and other projects or efforts not applicable to the Business but applicable to other businesses which were then part of Inco or were being considered as potential business or commercial opportunities for Inco outside the Business (together, "Inco Other Business Information") to IAII's facilities in Huntington, West Virginia. In connection with Purchaser's purchase of the Shares, Purchaser acknowledges that (x) all Inco Other Business Information is and remains the sole property of Inco and (y) neither Purchaser nor any of the Companies, Subsidiaries or Investments has any rights to, or interest in, any of the Inco Other Business Information and Purchaser agrees that (i) it will maintain, on behalf of Inco, the Inco Other Business Information without any cost to Inco for five years from the Closing Date and not move or destroy any of the Inco Other Business Information without Inco's prior written approval, (ii) it will not, and it will not permit any of the Companies or the Subsidiaries to, in any way or manner use any of the Inco Other Business Information for any purpose without the prior written approval of Inco, (iii) it will provide, and it will cause the Companies and the Subsidiaries to provide, Inco and any of Inco's officers, directors, employees, consultants, representatives and agents (including legal counsel) with reasonable access to the Inco Other Business Information during normal business hours of the Business to review, copy or remove any of the Inco Other Business Information, (iv) it will maintain, and it will cause the Companies and the Subsidiaries to maintain, the confidence of all Inco Other Business Information and will not grant any access to, disclose in any manner or form any part of, or, otherwise make available in any form or manner, any such Inco Other Business Information to any third party and (v) in the event that Purchaser directly or indirectly sells, transfers or otherwise disposes of any portion of the Business, then Inco will be given ample opportunity to remove, at Inco's cost and expense, any and all Inco Other Business Information from the premises of the Business prior to the effectiveness of any such sale, transfer or disposition.

         Section 5.12 Compliance with WARN. Purchaser shall cause the Companies or the applicable Subsidiaries to, with respect to the Employees, timely give all notices required to be given under WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff occurring on or after the Closing Date.

         Section 5.13 Ancillary Agreements.

         (a) At the Closing, Inco and Purchaser shall enter into the Noncompetition Agreement in the form attached hereto as Exhibit A.

         (b) At or prior to the Closing, Inco and Purchaser shall enter into the Tradename and Trademark License Agreement in the form attached hereto as Exhibit
B. In order to reduce the possibility of trademark and/or trade name confusion, following the Closing, except as permitted by the Tradename and Trademark License Agreement, neither Purchaser nor any of the Companies nor any of their respective Affiliates shall use the name Inco, INCO or International Nickel Company or any confusingly similar variation thereof either singularly or as any part of any of their corporate names or identities or part of any trademark or tradenames, except for the Designated Marks (as defined in the Tradename and Trademark License Agreement) which already include INCO therein and any new trademark, servicemark, domain name or tradename expressly including in full a Designated Mark (but no other Inco name).

         (c) At or prior to the Closing, Inco U.S. and IAII shall enter into the Transitional Services Agreement in the form attached hereto as Exhibit C.

         (d) (i) In the case of all Affiliate Transactions reflected in the Interim Financial Statements or which have occurred subsequent to March 31, 1998 in the ordinary course of business consistent with past practice, including, but not limited to, (A) cash advances, and repayments thereof, dividends and cash sweep transactions as contemplated by the centralized cash management system referred to in Note 13 of the Audited Financial Statements, (B) raw materials purchases of nickel and cobalt by the Companies or the Subsidiaries, from the Sellers or one of its Affiliates (other than any of the Companies or Subsidiaries) or (C) Approved Currency Hedging Transactions that constitute Affiliate Transactions, (D) Approved Commodity Hedging Transactions that constitute Affiliate Transactions,
(E) management fees, hedging fees and pension administration services payable by the Companies or the Subsidiaries, (F) direct and allocated charges to the Companies and the Subsidiaries in respect of any pension or other contributions made to any Benefit Plans, workmen's compensation payments, insurance premiums, patent and licensing fees and expenses, external legal fees and expenses, interest expenses and borrowing costs and fees, foreign office overhead charges, Taxes, expenses associated with the Receivables Program, and payment for goods and services, (G) toll refining charges for precious metals scrap from thermocouples and furnace windings generated by the Companies or the Subsidiaries, in each case under (i) clauses (C) and (D), between any of the Companies and any of the Subsidiaries, on the one hand, and the Sellers or any of their Affiliates (other than the Companies or the Subsidiaries) on the other hand, and (ii) clauses (A), (B) and (E) - (G) either between any of the Companies and any of the Subsidiaries, on the one hand, and the Sellers or any of their Affiliates (other than the Companies and the Subsidiaries) on the other hand or for or on behalf of the Companies and the Subsidiaries, and (H) sales of Company Products, certain pension and other administrative services, car lease payments for Inco Europe personnel, joint bottled gas purchases made for or on behalf of Inco Europe's Clydach refining facility, in each case provided to or entered into on behalf of the Sellers and their Affiliates (other than any of the Companies and the Subsidiaries), each such Affiliate Transaction shall be
(x) recorded, as appropriate and consistent with past practices in recording Affiliate Transactions in the Audited Financial Statements, in either the "due from affiliates" account, (such account being referred to as the "Inco Alloys Settlement Account"), or the "trade accounts payable to affiliates" account (such account are referred to as the "Seller Settlement Account"), as such accounts are referred to on the face of the combined balance sheets in the Audited Financial Statements or in Note 10 or 13 to the Audited Financial Statements, and (y) settled after the date of this Agreement monthly in the normal course of business within 15 days following each calendar month end and, to the extent that amounts are still outstanding in such accounts at the Closing Date, such amounts shall be settled in accordance with Section 5.13(d)(iii) below.

         (ii) Except as otherwise provided for in this Agreement, or any agreement or arrangement disclosed on Schedule 6.2(f) of the Disclosure Schedule, the Supply Agreements or any Ancillary Agreement, as of the Closing none of the Companies, the Subsidiaries or the Investments (collectively, the "Inco Alloys Companies"), on the one hand, and Inco, any of the other Sellers or any of their respective Affiliates (other than the Inco Alloys Companies) (collectively, the "Seller Companies"), on the other hand, shall have any liability or other obligation of any kind (whether accrued, absolute, fixed or contingent) to each other with respect to Affiliate Transactions which have occurred on or prior to the Closing Date, except for:

         (A) all obligations or liabilities of the Inco Alloys Companies to the Seller Companies, to the extent such amounts are outstanding as of the Closing Date and are reflected or included in the Seller Settlement Account as of the Closing Date, subject to any adjustments required to reflect the CPA Firm's determination of any Differences, if any, with respect to such accounts pursuant to Section 2.4 (such amounts being referred to herein as the "Inco Alloys Settlement Amount"); and

         (B) all obligations or liabilities of the Seller Companies to the Inco Alloys Companies to the extent such total aggregate amounts are outstanding as of the Closing Date and are reflected or included in the Inco Alloys Settlement Account, subject to any adjustment required to reflect the CPA Firm's determination of any Differences, if any, with respect to such account pursuant to Section 2.4 (such amounts being referred to herein as the "Seller Settlement Amount").

         (iii) No later than the later of (1) 30 calendar days after the Closing Date and (2) the fifth Business Day following the Determination Date in the event any Differences involve the Seller Settlement Account or the Inco Alloys Settlement Account, (A) the Seller Companies shall (and the Sellers hereby agree to cause the Seller Companies to) pay the Seller Settlement Amount (if any) in immediately available funds to an account designated by Purchaser and (B) the Inco Alloys Companies shall (and the Purchaser hereby agrees to cause the Inco Alloys Companies to) pay the Inco Alloys Settlement Amount (if any) in immediately available funds to an account designated by Inco.

         (iv) The Sellers and Purchaser agree that notwithstanding anything to the contrary contained herein:

         (A) as of or prior to the Closing, one or more dividends or other distributions of cash of up to 300 million Japanese yen in total may be declared and/or paid by DIAL to its shareholders and the Sellers shall be entitled to up to 50% of such dividends and/or other distributions and additional shares may be issued by DIAL on a pro rata basis to its shareholders as part of, or in connection with, the declaration and/or payment of such dividends and/or other distributions; and

         (B) shareholders' advances to the Companies and the Subsidiaries set forth in Schedule 5.13(d)(iv) of the Disclosure Schedule aggregating $231,239,000 at March 31, 1998, which have been reflected as part of shareholder's equity in the Financial Statements (based upon historical exchange rates and subject to adjustment to reflect exchange rates at the time of conversion), shall be converted into share capital and/or capital surplus of such Companies and Subsidiaries prior to the Closing Date, such conversion to be achieved through the issuance of additional shares, and/or contribution of amounts as capital surplus or contributed surplus provided that, for the purposes of the Adjustment Reports under Section 2.4, all such conversions of shareholders' advances shall be deemed to have taken place as of the Calculation Date and to the extent any of such shareholders' advances shall not have been converted prior to the Closing they shall be forgiven as of the Closing.

         (e) Prior to the date immediately preceding the Closing, Inco and IACL shall enter into the QuitClaim Assignment in the form attached hereto as Exhibit D.

         Section 5.14 Further Assurances. Each of the parties shall execute such documents and take such further actions as may be commercially reasonable to carry out the provisions hereof and to consummate the transactions contemplated hereby. At any time after the Closing Date, the Sellers and Purchaser shall (and Inco shall cause the Sellers to) promptly execute, acknowledge and deliver any other assurances reasonably requested by the Sellers and Purchaser, as the case may be, and necessary for the Sellers and Purchaser, as the case may be, to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby. Purchaser and the Seller agree that if Inco S.A. is obligated to purchase shares of Rescal pursuant to the Binding Rescal Provisions, dated as of November 30, 1995, between certain shareholders of Rescal and Inco S.A., Purchaser and Inco will cooperate in the negotiations of the price to be paid for such shares. In such event, Purchaser will forward Inco S.A. on or after the Closing the purchase price for such shares and Inco

S.A. will purchase such shares and transfer such shares to Purchaser.

         Section 5.15 No Solicitation. The Sellers agree that prior to the earlier of the Closing or termination of this Agreement, the Sellers will not, and will cause their respective officers, directors, employees and agents not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations concerning or provide any confidential information or data to, have any discussions with or enter into any agreements with any Person relating to, any acquisition, business combination or purchase of all or any portion of the capital stock or assets of the Companies or the Subsidiaries other than in the ordinary course of business consistent with past practice with regard to assets of the Companies or the Subsidiaries. The Sellers will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such potential transactions involving the Companies or the Subsidiaries. The Sellers shall promptly notify the Purchaser if any inquiries are received in respect of any Company or Subsidiary. Each of Purchaser and its Affiliates agrees that prior to the earlier of the Closing or termination of this Agreement, it will not, and will cause its direct and indirect subsidiaries, persons controlled by it and its officers, directors, employees and agents not to, enter into any agreements with any Person relating to any acquisition, business combination or purchase of all or any portion of the capital stock or assets of any business that is competitive with any aspect of the Business.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         Section 6.1 Conditions to the Obligations of Purchaser and the Sellers. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to or at the Closing of the following conditions:

         (a) HSR and Other Antitrust Laws. All required filings under Competition Laws shall have been made and any required waiting period under such laws applicable to the trans actions contemplated hereby shall have expired or been earlier terminated. The Parties hereto agree that the Closing is not conditioned upon clearance of the transaction under the merger control provisions of the UK Fair Trading Act of 1973, as amended by the Companies Act 1989 and the Deregulation and Contracting Out Act 1994, or under the merger control rules of the French Republic and that without prejudice to the foregoing, any investigation by the UK Office of Fair Trading, referral of the transaction to the UK Monopolies and Mergers Commission, or any investigation by any competition authority of the French Republic will not be treated by Purchaser as a ground for seeking to postpone the Closing or to fail to close the transaction.

         (b) No Injunctions. No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or judgment, decree, order or injunction which is in effect on the Closing Date and prohibits the consummation of the Closing and no Governmental Authority shall have initiated any action to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement which action remains outstanding at such time.

         Section 6.2 Conditions to the Obligations of Pur chaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) prior to the Closing, of the following conditions:

         (a) Representations and Warranties. The represen tations and warranties of the Sellers contained herein that are qualified by reference to a Material Adverse Effect shall have been true and correct when made and shall be true and correct as of the Closing as if made as of the Closing and all other representations and warranties of the Sellers shall have been true and correct when made and as of the Closing as if made as of the Closing except for such inaccuracies as in the aggregate are not reasonably likely to have a Material Adverse Effect or subject Purchaser to criminal sanction or penalty (except that representations and warranties that are made as of a specific date or as of the date hereof need be true only as of such date), and that with respect to the representations and warranties set forth in Section 3.18, none of the actions taken by Purchaser pursuant to and in accordance with Section 5.3(b), or the financial effects thereof, shall be taken into consideration when determining the truth and correctness of such representations and warranties) and Purchaser shall have received certificates to such effect dated the Closing Date and executed by a duly authorized officer of each Seller.

         (b) Covenants. The covenants and agreements of the Sellers to be performed on or prior to the Closing shall have been duly performed in all material respects, and Purchaser shall have received certificates to such effect dated the Closing Date and executed by a duly authorized officer of each Seller.

         (c) Legal Opinions. Purchaser shall have received the opinions of the Sellers' counsel, dated the Closing Date, addressed to Purchaser substantially to the effect set forth in Annex 6.2(c) hereto.

         (d) No Material Adverse Change. Since December 31, 1997, no Material Adverse Change shall have occurred.

         (e) Resignations. Such directors of the Companies and the Subsidiaries as requested by Purchaser at least 10 Business Days prior to the Closing shall have tendered their written resignations from the Boards of Directors of the Companies and the Subsidiaries effective upon consummation of the Closing; it being understood that any director who is also a director, officer or employee of Inco or any of its Affiliates (other than the Companies or the Subsidiaries) shall resign effective as of the Closing.

         (f) Termination of Affiliate Transactions. The Sellers shall have delivered to Purchaser reasonably satisfactory evidence of the A/R Termination and reasonably satisfactory legally binding documentation evidencing the termination effective as of the Closing without any further liability to Purchaser, the Companies or the Subsidiaries of all Affiliate Transactions (other than the agreements or arrangements set forth on Schedule 6.2(f), which notwithstanding anything to the contrary set forth herein shall continue after Closing in accordance with their respective terms, or amounts which are otherwise to be settled in accordance with Section 5.13(d)).

         (g) Financing Condition. The Purchaser's lead credit bank shall not have failed to consummate the borrowings contemplated by the Bank Commitment.

         (h) FIRPTA Affidavit. Purchaser shall have received an affidavit of an officer of Inco U.S. sworn to under penalty of perjury, setting forth Inco U.S.'s address and Federal tax identification number and stating that Inco U.S. is not a "foreign person" within the meaning of Section 1445 of the Code.

         (i) Consents and Approvals. All Purchaser Required Approvals shall have been obtained or made.

         (j) Ancillary Agreements. The Ancillary Agreements shall have been duly signed, executed and delivered by each party thereto other than Purchaser.

         (k) Title Insurance. This Subsection 6.2(k) shall not apply to the UK Properties. Purchaser shall have received, at Purchaser's expense, an extended coverage ALTA owner's policy or policies of title insurance from an insurance company reasonably acceptable to Purchaser (the "Title Company") insuring title to each parcel of Owned Real Property subject only to Permitted Encumbrances and other customary exceptions and including a non- imputation endorsement. Each such title insurance policy shall be issued on the Closing Date and shall insure ownership of fee title as aforesaid without inclusion of the Schedule B standard preprinted exceptions that are customarily removed by the provision of a standard owner's affidavit. If Purchaser shall so request, the relevant Sellers, Companies or Subsidiaries shall provide an affidavit in a form reasonably requested by the Title Company, duly executed by the relevant party, to remove such Schedule B standard preprinted exceptions (even if such exceptions would otherwise be Permitted Encumbrances).

         (l) Survey. (i) Purchaser shall have received, at Purchaser's expense, a current survey of each parcel of the Owned Real Property (except for the UK Freehold Property) in insurable form in accordance with standards applicable to registered and licensed land surveyors making surveys in the states and countries in which such parcels are located and in accordance with the further provisions of this Section 6.2(l). Each such survey shall be certified to (i) Purchaser, (ii) the Companies or the Subsidiaries, as applicable, and (iii) the applicable title insurance company and shall show no defect other than Permitted Encumbrances.

         (ii) Purchaser shall have received at Purchaser's expense a survey of the factory site at Holmer Road, Hereford England (registered in England under title number HE796) (the "Holmer Road Factory") and addressed to Purchaser, IAL and (if relevant) any bank which intends to loan money to Purchaser in relation to this transaction carried out by a chartered surveyor who is a member of the Royal Institution of Chartered Surveyors and such survey shall not show any defects as would materially adversely affect the value of the Holmer Road Factory save as have been previously disclosed to Purchaser.

         Section 6.3 Conditions to the Obligations of the Sellers. The obligation of the Sellers to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) Representations and Warranties. The repre sentations and warranties of Purchaser contained herein shall have been true and correct when made and shall be true and correct as of the Closing as if made as of the Closing, in each case except for such inaccuracies as, individually or in the aggregate, would not reasonably be expected to materially adversely affect any of the Sellers or the benefits expected to be received by the Sellers pursuant to the transactions contemplated hereby (except that representations and warranties that are made as of a specific date need be true only as of such date), and the Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

         (b) Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects, and the Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

         (c) Legal Opinions. The Sellers shall have received the opinions of Purchaser's counsel dated the Closing Date, addressed to the Sellers substantially to the effect set forth in Annex 6.3(c) hereto.

         (d) Surety Bonds and Guarantees. Purchaser shall have arranged for substitute surety bonds and guarantees to replace the existing bonds and guarantees listed on Schedule 6.3(d) of Inco and its Affiliates (other than the Companies and the Subsidiaries) relating to the Companies and the Subsidiaries.

         (e) Consents and Approvals. All Seller Required Approvals shall have been obtained or made.

         (f) Ancillary Agreements. The Ancillary Agreements shall have been duly signed, executed and delivered by each party thereto other than the Sellers or any of their Affiliates.

                                   ARTICLE VII
                            SURVIVAL; INDEMNIFICATION

         Section 7.1 Survival. The representations and warranties of the Sellers and Purchaser contained in this Agree ment shall survive the Closing for the period set forth in this Section 7.1. All of the representations and warranties of the Sellers and Purchaser contained in this Agreement and all claims and causes of action with respect thereto shall terminate on the first anniversary of the Closing, except that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 4.1, 4.2, 4.3, 4.4, 4.5 and 4.8 shall have no expiration date, the representatives and warranties in Section 3.13 shall expire on the third anniversary of the Closing and the representation and warranty in
Section 3.10 shall survive, with respect to any Tax Return, until the applicable statute of limitations has run for any such Tax Return required to be filed on or before the date of this Agreement. In the event notice of any claim for indemnification under Section 7.2(a) or Section 7.3(a)(i) hereof shall have been given pursuant to Section 9.1 within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

         Section 7.2 Indemnification by Purchaser. Purchaser hereby agrees that it shall indemnify, defend and hold harmless the Sellers, their Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Seller Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly relating to or arising out of (a) any inaccuracy or breach of any representation or warranty made by Purchaser contained in this Agreement for the period such representation or warranty survives; (b) the breach of any covenant or agreement of Purchaser contained in this Agreement; (c) without duplication, any failure by Purchaser to perform its covenants or obligations set forth in Section 5.4;
(d) all other liabilities relating to, or arising out of, the Companies or the Business (except for such matters for which the Sellers are obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 7.3); and (e) the non-imputation endorsement referred to in Section 6.2(k) hereof (provided that Purchaser will not be required to indemnify any Losses of the Seller Indemnified Parties pursuant to this Section 7.2(e) if Purchaser has suffered Losses for which the Sellers are obligated to indemnify the Purchaser Indemnified Parties hereunder in excess of the Deductible Amount (treating any payment to be paid pursuant to Section 6.2(k) as a Loss hereunder)).

         Section 7.3 Indemnification by the Sellers.

         (a) The Sellers jointly and severally hereby agree to indemnify, defend and hold harmless Purchaser, its Affiliates and, if applicable, their respective directors, officers, share holders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Purchaser Indemni fied Parties" and, collectively with the Seller Indemnified Parties, the "Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly relating to or arising out of (i) subject to
Section 7.3(b), any inaccuracy or breach of any representation or warranty made by the Sellers contained in this Agreement (it being agreed that any representation or warranty of the Sellers that is subject to a materiality or Material Adverse Effect qualification, other than the representations set forth in Section 3.11(d) and (g), shall be deemed not to be so qualified for purposes of establishing an inaccuracy or breach of such representation and warranty pursuant to this Section 7.3 and any claim for indemnification as a result of such inaccuracy or breach and that, notwithstanding anything to the contrary contained herein, Section 7.3(b) shall not apply to any breach of the representation and warranty set forth in Section 3.19) for the period such representation or warranty survives; (ii) without duplication of the obligations of the Sellers in Section 5.4, any failure by the Sellers to perform their covenants or obligations set forth in Section 5.4; (iii) the breach of any covenant or agreement of the Sellers contained in this Agreement; (iv) any instance of non-compliance with ERISA and the Code occurring prior to the Closing Date by the Sellers, the Companies or the Subsidiaries as set forth in
Schedule 3.11(b)(i)(1) of the Disclosure Schedule.

         (b) The Sellers shall be liable to the Purchaser Indemnified Parties for any Losses (excluding any Losses relating

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

to Taxes) with respect to the matters contained in Section 7.3(a) (i) only to the extent the Losses (excluding any Losses relating to Taxes) therefrom exceed an aggregate amount equal to $7,500,000 (the "Deductible Amount") and then only for all such Losses (excluding any Losses relating to Taxes) in excess thereof up to an aggregate amount equal to $50,000,000 (the "Maximum Amount"); provided further that no indemnity (except for the indemnification obligations relating to Taxes) shall be recoverable by the Purchaser Indemnified Parties (x) with respect to any individual Loss or group of related Losses covered by the matters contained in Section 7.3(a)(i) unless the amount (exclusive of fees and expenses of counsel) thereof exceeds $75,000 or (y) with respect to any Loss to the extent such Loss has been reflected in the calculation of the adjustment to the Purchase Price pursuant to Section 2.4 and no Losses described in the foregoing clauses (x) or (y) shall count towards the Deductible Amount.

         Section 7.4 Indemnification Procedures. With respect to third party claims other than those relating to Taxes (which claims shall be governed by Section 5.4), all such claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4. In the event that any written claim or demand for which an indemnifying party, the Sellers or Purchaser as the case may be (an "Indemnifying Party") would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which esti mate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice") (it being understood that the failure to provide a timely Claim Notice shall not diminish the Indemnified Party's rights to indemnification hereunder, except to the extent such delay actually prejudices the Indemnifying Party). The Indemnifying Party shall have no liability with respect to any expenses incurred by the Indemnified Party prior to the time the Claim Notice is delivered to the Indemnifying Party (unless, in light of the circumstances, it was reasonable to incur such expenses prior to such time). The Indemnifying Party shall notify the Indemnified Party within 30 days (or sooner if the nature of the claim or demand so requires) from the personal delivery or mailing of the Claim Notice (the "Notice Period") to the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand.

         Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right at its own expense to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense; provided that the Indemnified Party shall have the right to approve the counsel selected by the Indemnifying Party to defend such claim or demand, such approval not to be unreasonably withheld or delayed. If any Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense. No Indemnified Party shall be entitled to any indemnification under this Agreement for any settlement, compromise or discharge of a claim or demand or any admission of any liability with respect to any such claim or demand effected without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise a claim or demand subject to indemnification hereunder against or affecting the Indemnified Party, unless such compromise, settlement or offer would not reasonably be expected to result in the imposition of a consent order, injunction or decree or other restriction on the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof. Any payments by an Indemnifying Party to any third party with respect to a third party claim for which an Indemnified Party is indemnified hereunder shall be deemed Losses hereunder and shall count towards the Maximum Amount. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by failing to give the Indemnified Party timely notice as provided above or otherwise, then the Losses relating to or arising out of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (including, without limitation, the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.3(b) hereof.

         Notwithstanding anything to the contrary contained herein, with respect to any matter subject to indemnification under Section 7.3 of this Agreement which concerns the compliance of the operations of the Companies or the Subsidiaries with Environmental Laws or the environmental condition of any of the Real Property (an "Environmental Claim"), Purchaser shall have the right at its option to manage and direct any environmental investigation or remediation on any of the Real Property; provided, however, that the Purchaser Indemnified Parties shall not be entitled to any indemnification under Section
7.3 with respect to any Losses arising out of any such activity unless Inco shall have been notified of, and approved, such activity, such approval not to be unreasonably withheld or delayed. Any remedial alternative selected in connection with any indemnification under Section 7.3 for an Environmental Claim shall be the most cost effective alternative permitted under applicable Environmental Laws that does not cause or result in a material interference with operations on the Real Property and may include, without limitation, the use of risk assessments, deed restrictions, institutional controls and industrial remediation standards. Inco shall have the right to advise and participate in the selection of remedial alternatives and may participate in any meetings with regulatory authorities with respect to any matter covered by any indemnification under Section 7.3 for an Environmental Claim. Purchaser shall promptly provide copies to Inco of any notices, correspondence, draft and final reports relating to any covered matter.

         Notwithstanding anything to the contrary contained herein, with respect to any claim for indemnification under Section 7.3 relating to an alleged breach of a representation or warranty which is a third-party claim and which would reasonably be expected to materially adversely affect the ongoing Business as a result of injunctive or similar equitable relief being sought or otherwise or which is reasonably expected to result in Losses in excess of the Maximum Amount, the Purchaser Indemnified Parties shall have the right to control the defense, settlement or compromise of such third-party claim; provided, however, that the Purchaser Indemnified Parties shall not be entitled to any indemnification under this Agreement for any payment, judgment, settlement, compromise, discharge or admission effected without the prior written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed).

         To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will provide the Indemnifying Party and its counsel access to, during normal business hours, relevant business records and other documents within its control that may be useful in such defense, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall cooperate in good faith in the defense of all such claims. The Indemnifying Party shall have the right to participate in the defense or settlement of any third party claim or demand for which the Indemnifying Party may be liable hereunder at its own expense.

         Section 7.5 Characterization of Indemnification Payments. All amounts paid by the Sellers or Purchaser under Article V and this Article VII shall be treated for all Tax and other purposes as adjustments to the Purchase Price.

         Section 7.6 Computation of Losses Subject to Indemnification. The amount of any Loss for which indemni fication is provided by an Indemnifying Party under this Article VII or otherwise in this Agreement shall be computed net of any insurance proceeds received by the Indemnified Party pursuant to an insurance policy listed on Schedule 3.20 with respect to such Loss (using a discount rate of 10%).

         Section 7.7 Allocation of Purchaser Indemnity Payments. Purchaser agrees that, in the event it is obligated to make any payments to the Seller Indemnified Parties under this Agreement, such payments shall be allocated among the Seller Indemnified Parties in accordance with the Sellers' request.

         Section 7.8 Indemnification as Sole Remedy. Except with respect to claims relating to actual fraud, the indemnity provided herein as it relates to this Agreement and the stock purchase transaction contemplated by this Agreement shall be the sole and exclusive remedy of the Seller Indemnified Parties and the Purchaser Indemnified Parties with respect to any and all claims for Losses sustained, incurred or suffered directly or indirectly relating to or arising out of this Agreement and Purchaser on behalf of the Purchaser Indemnified Parties and the Sellers on behalf of the Seller Indemnified Parties waive any and all rights, legal or equitable, to pursue any other remedies.

                                  ARTICLE VIII
                                   TERMINATION

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by agreement of Purchaser and Inco on behalf of the Sellers;

         (b) on or after October 6, 1998, by either Purchaser or Inco on behalf of the Sellers, by giving written notice of such termination to the other party, if any condition to such party's obligations hereunder has not been satisfied or waived; provided that the terminating party is not in material breach of its obligations under this Agreement;

         (c) on or within five Business Days after September 6, 1998, by Inco on behalf of the Sellers, by giving written notice of such termination to Purchaser if (x) the conditions to the obligations of Purchaser to the extent related to Competition Laws shall not have been satisfied or waived; and (y) the Sellers are not in material breach of their obligations under this Agreement;

         (d) by either Purchaser or Inco on behalf of the Sellers if there shall be in effect any law or regulation that prohibits the consummation of the Closing, if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction or if the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the European Commission or any competition or similar regulatory agency of any member state of the European Commission or of Japan shall have formally advised one or more of the parties that it intends to initiate proceedings to enjoin the transactions contemplated by this Agreement or to take any other action to prevent the consummation thereof;

         (e) by Purchaser if the Sellers have breached a representation or warranty that is qualified by reference to a Material Adverse Effect or breached any other representation or warranty to an extent such breach is reasonably likely to have a Material Adverse Effect, or materially breached any covenant or agreement contained in this Agreement and such breach is either not capable of being cured prior to the Closing or if such breach is capable of being cured, is not so cured within a reasonable amount of time (and in any event prior to the Closing);

         (f) by Inco on behalf of the Sellers if Purchaser has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within a reasonable amount of time (and in any event prior to the Closing; or

         (g) by Inco on behalf of the Sellers if the Closing shall not have occurred on or prior to 10 Business Days following

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

the satisfaction of all the conditions to Closing set forth in Sections 6.1 and
6.2 hereof as a result of any action or inaction by Purchaser.

         Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 9.1, 9.7, 9.8, 9.9 and 9.11 hereof, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 Notices. All notices or other communi cations hereunder shall be deemed to have been duly given and made when delivered if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address, facsimile or telephone number as may be designated in writing hereafter, in the same manner, by such person:

         To Purchaser:

                           Special Metals Corporation
                           4317 Middle Settlement Road
                           New Hartford, New York 13413
                           Telephone:  (315) 798-2900
                           Facsimile:  (315) 798-2001
                           Attn:  Donald R. Muzyka

         with a copy to:

                           Special Metals Corporation
                           4317 Middle Settlement Road
                           New Hartford, New York 13413
                           Telephone:  (315) 798-2900
                           Facsimile:  (315) 798-2001
                           Attn:  Robert F. Dropkin
         and to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York 10019
                           Telephone:  (212) 373-3000
                           Facsimile:  (212) 757-3990
                           Attn:  Robert B. Schumer

         To the Sellers:

                           Stuart F. Feiner
                           General Counsel
                           Inco Limited
                           145 King Street West, Suite 1500
                           Toronto, Ontario M5H 4B7, Canada
                           Telephone:  (416) 361-7680
                           Facsimile:  (416) 361-7734

         and to:

                           Richard L. Guido
                           President
                           Inco United States, Inc.
                           One New York Plaza
                           New York, New York 10004
                           Telephone:  (212) 612-5874
                           Facsimile:  (212) 612-5873

         with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Telephone:  (212) 558-4000
                           Facsimile:  (212) 558-3588
                           Attn:  Donald R. Crawshaw

         Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and the Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right,

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

power or privilege. The rights and remedies herein provided shall be cumulative and, except as otherwise provided herein, shall not be exclusive of any rights or remedies provided by law.

         Section 9.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign its rights to purchase any of the Shares to one or more subsidiaries of Purchaser that is, in each case, except for directors' qualifying shares, wholly-owned by Purchaser without, however, in any respect limiting Purchaser's obligations pursuant to this Agreement. Any purported assignment in violation of this provision shall be null and void.

         Section 9.4 Entire Agreement. This Agreement (including all Schedules and Annexes hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect until the earlier of the Closing and the term provided for therein.

         Section 9.5 Fulfillment of Obligations. Any obli gation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

         Section 9.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, the Sellers or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         Section 9.7 Public Disclosure. Notwithstanding anything herein to the contrary, each party to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Laws or as permitted by the second sentence of Section 5.1(d), or as required under the rules and regulations of any stock exchange upon which the securities of one of the parties is listed or applicable policies of any securities regulatory body, no press release or similar public announcement or communication shall, prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

         Section 9.8 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to the Sellers all Books and Records furnished by the Sellers, the Companies, any of the Subsidiaries or any of their respective agents, employees, or representatives (including all copies or materials developed from such Books and Records, if any) and shall not use or disclose the information contained in such Books and Records for any purpose or make such information available to any other entity or person.

         Section 9.9 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties to this Agreement shall bear their respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including any fees and expenses of agents, representatives, counsel and accounts (it being understood that any such fees and expenses incurred by the Companies or any of the Subsidiaries on or before Closing shall be borne by the Sellers, except for any such fees and expenses incurred at Purchaser's request in connection with Purchaser's financing of the transactions contemplated by this Agreement).

         Section 9.10 Schedules. The disclosure of any matter in any schedule to this Agreement shall expressly not be deemed to constitute an admission by the Sellers or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

         SECTION 9.11 GOVERNING LAW; SUBMISSION TO JURISDIC TION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE "CHOSEN COURTS") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY

OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS,
(III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.1 OF THIS AGREEMENT.

         Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         Section 9.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         Section 9.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.


                           INCO LIMITED

                           By: /s/ Stuart F. Feiner
                               --------------------
                               Name:  Stuart F. Feiner
                               Title: Executive Vice President


                           INCO UNITED STATES, INC.

                           By: /s/ Richard L. Guido
                               --------------------
                               Name:  Richard L. Guido
                               Title: President, Chief Legal Officer & Secretary


                           INCO EUROPE LIMITED

                           By: /s/ Stuart F. Feiner
                               --------------------
                               Name:  Stuart F. Feiner
                               Title: Attorney-in-Fact


                           INCO S.A.

                           By: /s/ Stuart F. Feiner
                               --------------------
                               Name:  Stuart F. Feiner
                               Title: Attorney-in-Fact


                           SPECIAL METALS CORPORATION

                           By: /s/ Donald R. Muzyka
                               --------------------
                               Name:   Donald R. Muzyka
                               Title:  President & CEO